Exhibit 10.1

EXECUTION VERSION

FIVE-YEAR COMPETITIVE ADVANCE AND

REVOLVING CREDIT FACILITY AGREEMENT

Dated as of October 19, 2005,

as amended and restated as of June 1, 2007,

among

JANUS CAPITAL GROUP INC.,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A. as Syndication Agent,

and

CITIBANK, N.A.,

as Administrative Agent and Swingline Lender

CITIGROUP GLOBAL MARKETS INC., as Co-Arranger and Co-Book Manager

J.P. MORGAN SECURITIES INC., as Co-Arranger and Co-Book Manager

2

3

4

5

Schedule 2.01	Commitments
Schedule 3.07	Subsidiaries
Schedule 3.08	Litigation
Schedule 3.15	Dividend Restrictions
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Liens
Schedule 6.03	Sale – Leaseback Transactions

Exhibit A-1	Form of Competitive Bid Request
Exhibit A-2	Form of Notice of Competitive Bid Request
Exhibit A-3	Form of Competitive Bid
Exhibit A-4	Form of Competitive Bid Accept/Reject Letter
Exhibit A-5	Form of Standby Borrowing Request
Exhibit B	Form of Assignment and Acceptance
Exhibit C-1	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
Exhibit C-2	Form of Opinion of Assistant General Counsel of the Borrower
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Confidentiality Agreement
Exhibit F	Form of LLC Guarantee
Exhibit G	Form of Administrative Questionnaire
Exhibit H	Form of Accession Agreement
Exhibit I	Form of Maturity Date Extension Request

FIVE-YEAR COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT dated as of October 19, 2005, as amended and restated as of June 1, 2007 (as it may be amended, supplemented or otherwise modified from time to time, the “Agreement”), among JANUS CAPITAL GROUP INC., a Delaware corporation (the “Borrower”); the lenders party hereto (the “Lenders”); CITIBANK, N.A., as administrative agent for the Lenders (in such capacity, the “Agent”) and as swingline lender (in such capacity, the “Swingline Lender”); and JPMORGAN CHASE BANK, N.A., as syndication agent for the Lenders (the “Syndication Agent”).

On October 19, 2005, the Borrower, certain Lenders, Citibank, N.A., as administrative agent and swingline lender, and JPMorgan Chase Bank, N.A., as syndication agent, entered into a credit agreement (the “Existing Credit Agreement”) pursuant to which the lenders party thereto agreed to extend credit to the Borrower.

The Borrower has requested that the Lenders amend and restate the Existing Credit Agreement in the form hereof and agree, on the terms set forth herein, to extend credit in order to enable it to borrow on a standby revolving credit basis on and after the date hereof and at any time and from time to time prior to the Maturity Date (such term and each other capitalized term used but not otherwise defined herein having the meaning assigned to it in Article I) a principal amount not in excess of $350,000,000 at any time outstanding.  The Borrower has also requested the Lenders to provide a procedure pursuant to which the Lenders may be invited to bid on an uncommitted basis on short-term borrowings by the Borrower.

The proceeds of borrowings hereunder are to be used for working capital and general corporate purposes including, without limitation, (a) to repurchase outstanding shares of capital stock of the Borrower or its subsidiaries, (b) to finance non-hostile acquisitions by the Borrower and (c) to repay maturing commercial paper or repay debt.

The Lenders are willing to extend credit to the Borrower on the terms and subject to the conditions herein set forth.  Accordingly, the Borrower, the Lenders and the Agent agree to amend and restate the Existing Credit Agreement in the form hereof and on the terms set forth herein:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Standby Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Accession Agreement” means an Accession Agreement in the form of Exhibit H among an Increasing Lender, the Borrower and the Agent.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Administrative Questionnaire” shall mean an Administrative Questionnaire supplied by the Agent in the form of Exhibit G.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified and in any case shall include, when used with respect to the Borrower or any Subsidiary, any joint venture in which the Borrower or such Subsidiary holds an equity interest.

“Agent’s Fees” shall have the meaning assigned to such term in Section 2.07(c).

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  For purposes hereof, “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City; the Prime Rate is not intended to be the lowest rate of interest charged by the Agent in connection with extensions of credit to debtors; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective.  “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.  If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Rate” shall mean, for any day, with respect to any Eurodollar Standby Loan, or with respect to the Facility Fee or Utilization Fee payable hereunder, the applicable rate per annum set forth below under the caption “Eurodollar Spread”, “Facility Fee Rate” or “Utilization Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such day to the Index Debt:

Index Debt Ratings:	Eurodollar Spread	Facility Fee Rate	Utilization Fee Rate

Category 1 BBB+/Baa1 or higher	.260%	.090%	.100%

Category 2 BBB/Baa2	.350%	.100%	.100%

Category 3 BBB-/Baa3	.425%	.125%	.100%

Category 4 BB+/Ba1	.575%	.175%	.125%

Category 5 lower than BB+/Ba1 or unrated	.875%	.250%	.125%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories above the other, in which case the Applicable Rate shall be determined by reference to the Category one level above the Category corresponding to the lower rating; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Agent and the Lenders.  Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating of the other rating agency (or, if the circumstances referred to in this sentence shall affect both rating agencies, the ratings most recently in effect prior to such changes or cessations).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Agent, in the form of Exhibit B.

“Attributable Debt” shall mean, in connection with a Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the lease) of the obligations of the lessee for rental payments during the term of the Lease month most recently ended prior to such date and in the same manner described herein.

“B Share Fees” shall mean (a) the contingent deferred sales charges payable to the Borrower by an investor in a load fund offered by the Borrower upon any redemption by such investor prior to a certain number of years after such investor’s investment in such fund and (b) the distribution fees payable by an investor in a load fund offered by the Borrower, in each case payable at the times and in the amounts described in the Janus Capital Funds plc prospectus dated September 29, 2006 and the Janus Selection prospectus dated September 29, 2006, in each case as amended from time to time, or the prospectus for any other substantially similar fund.

“B Share Purchaser” shall mean either a Finance Subsidiary or a financial institution or trust that purchases B Share Fees in connection with a Permitted B Share True Sale Transaction.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” shall have the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” shall mean (a) a group of Loans of a single Type made by the Lenders (or, in the case of a Competitive Borrowing, by the Lender or Lenders whose Competitive Bids have been accepted pursuant to Section 2.03) on a single date and as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Business Day” shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Group Partners” shall mean Capital Group Partners, Inc., a wholly owned subsidiary of the Borrower.

“Capitalized Lease Obligations” of any person shall mean the obligations of such person under any lease that would be capitalized on a balance sheet of such person prepared in accordance with GAAP, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986.

A “Change in Control” shall be deemed to have occurred if (i) at any time, less than 66 2/3% of the members of the board of directors of the Borrower shall be (A) individuals who are members of such board on the date hereof or (B) individuals whose election, or nomination for election by the Borrower’s stockholders, was approved by a vote of at least 66 2/3% of the members of the board then in office who are individuals described in this clause (B) or in the preceding clause (A) or (ii) at any time, any person or any two or more persons acting as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding or disposing of securities of the Borrower, shall become, according to public announcement or filing, the “beneficial owner” (as defined in Rule 13d-3 issued under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Borrower representing 30% or more (calculated in accordance with such Rule 13d-3) of the combined voting power of the Borrower’s then outstanding voting securities.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Citibank” shall mean Citibank, N.A.

“Citigroup Parties” shall have the meaning assigned to such term in Section 9.17(e).

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Standby Loans and to acquire participations in Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.12 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.  As of the date hereof, the aggregate amount of the Lenders’ Commitments is $350,000,000.

“Communications” shall have the meaning assigned to such term in Section 9.17(a).

“Competitive Bid” shall mean an offer by a Lender to make a Competitive Loan pursuant to Section 2.03.

“Competitive Bid Accept/Reject Letter” shall mean a notification made by the Borrower pursuant to Section 2.03(d) in the form of Exhibit A-4.

“Competitive Bid Rate” shall mean, as to any Competitive Bid made by a Lender pursuant to Section 2.03(b), (i) in the case of a Eurodollar Loan, the Margin, and (ii) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Lender making such Competitive Bid.

“Competitive Bid Request” shall mean a request made pursuant to Section 2.03 in the form of Exhibit A-1.

“Competitive Borrowing” shall mean a borrowing consisting of a Competitive Loan or concurrent Competitive Loans from a Lender or Lenders whose Competitive Bids for such Borrowing have been accepted by the Borrower under the bidding procedure described in Section 2.03.

“Competitive Loan” shall mean a Loan from a Lender to the Borrower pursuant to the bidding procedure described in Section 2.03.  Each Competitive Loan shall be a Eurodollar Competitive Loan or a Fixed Rate Loan.

“Confidential Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated May 2007.

“Consenting Lender” shall have the meaning assigned to such term in Section 2.13.

“Consolidated Adjusted Net Worth” shall mean, on any date, the stockholders’ equity of the Borrower and the Consolidated Subsidiaries on such date, computed and consolidated in accordance with GAAP, minus “accumulated other comprehensive income” as shown on the Borrower’s consolidated balance sheet under stockholders’ equity.

“Consolidated EBITDA” shall mean, for any period, the sum for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) provision for taxes for the Borrower and the Consolidated Subsidiaries, (d) any amount which in the determination of Consolidated Net Income has been deducted for depreciation expense or amortization expense and (e) to the extent not included in clause (d), writeoffs of goodwill (excess of purchase cost over net assets acquired), in each case determined in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, total interest expense of the Borrower and the Consolidated Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP, including (i) the amortization of debt discounts to the extent included in interest expense in accordance with GAAP, (ii) the amortization of all fees (including fees with respect to interest rate protection agreements or other interest rate hedging arrangements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense in accordance with GAAP and (iii) the portion of any rents payable under capital leases allocable to interest expense in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, the net income of the Borrower and the Consolidated Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP, but without giving effect to (a) any extraordinary gains, (b) any gains during such period relating to the sale, transfer or other disposition of any assets of the Borrower or any subsidiary (other than in the ordinary course of business), (c) any costs, expenses or losses incurred during such period (which for each annual period commencing on the date hereof or any anniversary thereof shall not exceed $200,000,000, and in the aggregate for all such periods shall not exceed $600,000,000) consisting of or relating or attributable to (i) the sale, transfer or other disposition, in whole or in part, of any subsidiary or Affiliate of the Borrower or the Consolidated Subsidiaries , (ii) any exchange, repayment, prepayment, purchase or redemption by the Borrower or any Subsidiary of the outstanding Indebtedness of the Borrower, and (iii) any fines, penalties, damages, or restitution or other settlement payments related to regulatory investigations into trading practices in the mutual fund industry, and (d) any costs, expenses or losses incurred during such period consisting of or relating or attributable to (i) non-cash write-downs of goodwill and intangible assets and (ii) any non-cash amortization of long term incentive compensation.

“Consolidated Subsidiary” shall mean each Subsidiary the financial statements of which shall be required to be consolidated with the financial statements of the Borrower in accordance with GAAP.

“Consolidated Total Assets” shall mean at any date the total assets of the Borrower and the Consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Indebtedness” shall mean at any date all Indebtedness of the Borrower and the Consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Continuing Lenders” shall mean the Lenders under and as defined in the Existing Credit Agreement that continue to be Lenders hereunder immediately after the Restatement Effective Date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Declining Lender” shall have the meaning assigned to such term in Section 2.13.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Departing Lenders” shall mean the Lenders under and as defined in the Existing Credit Agreement that shall cease to be Lenders hereunder concurrently with the Restatement Effective Date.

“Disclosed Matter” shall mean the existence or occurrence of any matter which has been disclosed by the Borrower (i) on Schedule 3.08 hereto, (ii) in any filing on Form 10-K, 10-Q or 8-K made with the Securities and Exchange Commission prior to the Restatement Effective Date or (iii) in the Confidential Memorandum; provided, that no matter shall constitute a “Disclosed Matter” to the extent it shall prove to be, or shall become, materially more adverse to the Borrower and the Subsidiaries taken as a whole or to the Lenders than it would have reasonably appeared to be on the basis of the disclosure contained in any of the documents referred to above in this definition.

“dollars” or “$” shall mean lawful money of the United States of America.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, or (c) any other Person approved by (i) the Agent, (ii) unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.04, the Borrower and (iii) in the case of an assignment of all or a portion of a Commitment or any Lender’s obligations in respect of its Swingline Exposure, the Swingline Lender, such approval by the Agent, the Borrower and the Swingline Lender, as applicable, not to be unreasonably withheld or delayed; provided, however, that none of (1) the Borrower, (2) any Affiliate of the Borrower or (3) an investment manager, an investment company or any similar entity shall qualify as an Eligible Assignee.

“Enhanced Investment Technologies, LLC” shall mean Enhanced Investment Technologies, LLC, a Delaware limited liability company and Subsidiary of the Borrower.

“Environmental Lien” shall mean a Lien in favor of any governmental entity for (a) any liability under Federal or state environmental laws or regulations (including, without limitation, RCRA and CERCLA) or (b) damages arising from costs incurred by such governmental entity in response to a release of a hazardous or toxic waste, substance or constituent, or other substance into the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Competitive Borrowing” shall mean a Borrowing comprised of Eurodollar Competitive Loans.

“Eurodollar Competitive Loan” shall mean any Competitive Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

“Eurodollar Loan” shall mean any Eurodollar Competitive Loan or Eurodollar Standby Loan.

“Eurodollar Standby Borrowing” shall mean a Borrowing comprised of Eurodollar Standby Loans.

“Eurodollar Standby Loan” shall mean any Standby Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excess Margin Stock” shall mean that portion, if any, of the Margin Stock owned by the Borrower and the Subsidiaries that must be excluded from the restrictions imposed by Section 6.02 and Section 6.04 in order for the value (determined in accordance with Regulation U) of the Margin Stock subject to such Sections to account for less than 25% of the aggregate value (as so determined) of all assets subject to such Sections.

“Existing Credit Agreement” shall have the meaning assigned to such term in the preamble to this Agreement.

“Existing Maturity Date” shall have the meaning assigned to such term in Section 2.13.

“Facility Fee” shall have the meaning assigned to such term in Section 2.07(a).

“Fee Letter” shall mean the letter agreement dated as of May 14, 2007, among the Borrower, the Agent and Citigroup Global Markets Inc.

“Fees” shall mean the Facility Fee, the Utilization Fee and the Agent’s Fees.

“Finance Subsidiary” shall mean a special purpose subsidiary engaged solely in purchasing, owning and financing receivables as part of a Permitted B Share True Sale Transaction.

“Financial Officer” of any corporation shall mean the chief financial officer, principal accounting officer, vice-president-finance, treasurer, assistant treasurer or controller of such corporation.

“Fixed Rate Borrowing” shall mean a Borrowing comprised of Fixed Rate Loans.

“Fixed Rate Loan” shall mean any Competitive Loan bearing interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Loan in its Competitive Bid.

“GAAP” shall mean U.S. generally accepted accounting principles, applied on a consistent basis.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(h).

“Guarantee” of a person shall mean any agreement by which such person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other person, or agrees to maintain the net worth or working capital or other financial condition of any other person or otherwise assures any creditor of such other person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract, and shall include, without limitation, the contingent liability of such person in connection with any application for a Letter of Credit.  The term “Guarantee” used as a verb has a corresponding meaning.

“Increasing Lender” shall have the meaning assigned to such term in Section 2.12(d).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes, acceptances, equipment trust certificates or similar instruments, (c) all obligations of such person issued or assumed as the deferred purchase price of property or services other than accounts payable arising in the ordinary course of such person’s business on terms customary in the trade, (d) all obligations of such person, whether or not assumed, secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or payable out of the proceeds or production from property owned or acquired by such person, (e) all Capitalized Lease Obligations of such person, (f) all Guarantees by such person of Indebtedness of others and (g) any other obligations or securities which such person is directly or indirectly obligated to repay, redeem, retire, extinguish or repurchase on or prior to the Maturity Date (i) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (ii) at the option of any person other than the issuer thereof or (iii) upon the occurrence of a condition not solely within the control of the issuer thereof or obligor thereon, such as a redemption out of future earnings.  The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person is not liable therefor.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Index Debt” shall mean senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Interest Coverage Ratio” shall mean for any period of four consecutive fiscal quarters ended on the last day of any fiscal quarter, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Election Request” shall have the meaning assigned to such term in Section 2.06(b).

“Interest Payment Date” shall mean, with respect to any Loan, the last day of the Interest Period applicable thereto and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration or a Fixed Rate Loan with an Interest Period of more than 90 days’ duration, each day that would have been an Interest Payment Date for such Loan had successive Interest Periods of three months’ duration or 90 days’ duration, as the case may be, been applicable to such Loan and, in addition, the date of any refinancing with a Loan of a different Type.

“Interest Period” shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3, 6 or, if available to all the Lenders, 9 or 12, months thereafter, as the Borrower may elect, (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the date 90 days thereafter or, if earlier, on the Maturity Date or the date of prepayment of such Borrowing, (c) as to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the Competitive Bids in which the offer to make the Fixed Rate Loans comprising such Borrowing were extended, which shall not be later than 360 days after the date of such Borrowing and (d) as to any Swingline Loan, the period commencing on the date of such Swingline Loan and ending on the earlier of (x) the Maturity Date and (y) the fifth Business Day after the date of such Swingline Loan; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurodollar Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Janus Capital Management LLC” shall mean Janus Capital Management LLC, a Delaware limited liability company.

“Lenders” shall mean (a) the financial institutions listed on Schedule 2.01 (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance.  Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” of a person shall mean a letter of credit or similar instrument that is issued upon the application of such person or upon which such person is an account party or for which such person is in any way liable.

“Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, on the last day of the fiscal quarter of the Borrower most recently ended prior to such date).

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the Reuters “LIBOR01” screen (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowings for such Interest Period shall be the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which dollar deposits are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the amount that would be the Reference Banks’ respective ratable shares of such Eurodollar Borrowing if such Eurodollar Borrowing were to be a Standby Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“LLC Guarantee” shall mean a Guarantee Agreement in the form of Exhibit F hereto between Janus Capital Management LLC and the Agent.

“Loan” shall mean a Competitive Loan or a Standby Loan, whether made as a Eurodollar Loan, an ABR Loan, a Fixed Rate Loan or a Swingline Loan, each as permitted hereby.

“Loan Documents” shall mean this Agreement, the Fee Letter (and the commitment letter executed in connection therewith) and the LLC Guarantee.

“Margin” shall mean, as to any Eurodollar Competitive Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the LIBO Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.

“Margin Stock” shall have the meaning given such term under Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, operations, condition (financial or otherwise) or prospects of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under any Loan Document or to complete the Transactions in any material respect or (c) the rights of or benefits available to the Lenders under any Loan Document; provided that no Disclosed Matter shall constitute a Material Adverse Effect.

“Maturity Date” shall mean June 1, 2012, as such date may be extended pursuant to Section 2.13.

“Maturity Date Extension Request” means a request by the Borrower, in the form of Exhibit I hereto or such other form as shall be approved by the Agent, for the extension of the Maturity Date pursuant to Section 2.13.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA as to which the Borrower or any member of the Controlled Group may have any liability.

“Multiple Employer Plan” shall mean a Plan that is a single-employer plan which has two or more contributing sponsors at least two of whom are not under common control or who made contributions under such Plan during the preceding five years.

“New Lending Office” shall have the meaning assigned to such term in Section 2.21(f).

“Obligations” shall mean all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid Fees and all other obligations of the Borrower to the Lenders or to any Lender or the Agent arising under the Loan Documents.

“Other Taxes” shall have the meaning assigned to such term in Section 2.21(b).

“Patriot Act” shall have the meaning assigned to such term in Section 9.18.

“PBGC” shall mean the Pension Benefit Guarantee Corporation referred to and defined in ERISA.

“Permitted B Share Recourse Financing Transaction” shall mean any pledge by the Borrower of the B Share Fees to third parties in order to secure Indebtedness extended to the Borrower by such third parties; provided that the Agent shall be satisfied with the structure and documentation for such transaction and that the terms of such transaction, including the advance rate and any termination events, shall be consistent with those prevailing in the market at the time for similar transactions.

“Permitted B Share Transaction” shall mean a Permitted B Share True Sale Transaction or a Permitted B Share Recourse Financing Transaction.

“Permitted B Share True Sale Transaction” shall mean any sale by the Borrower of B Share Fees to a B Share Purchaser in a true sale transaction without any recourse based upon the collectibility of the B Share Fees sold and the sale or pledge of such B Share Fees (or an interest therein) by such B Share Purchaser, in each case without any Guarantee by, or other recourse to, or credit support by, the Borrower or any Subsidiary (other than to such B Share Purchaser, if it is a Finance Subsidiary) or recourse to any assets of the Borrower or any Subsidiary; provided that the Agent shall be satisfied with the structure and documentation for such transaction and that the terms of such transaction, including the price at which B Share Fees are sold to such B Share Purchaser and any termination events, shall be consistent with those prevailing in the market at the time for similar transactions.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Platform” shall have the meaning assigned to such term in Section 9.17(b).

“Pro Rata Percentage” of any Lender at any time shall mean the percentage of the Total Commitment represented by such Lender’s Commitment.  In the event that the Total Commitment shall have expired or been terminated, the Pro Rata Percentage with respect to any Lender shall be such Lender’s Pro Rata Percentage most recently in effect prior to such expiration or termination of the Total Commitment, giving effect to any subsequent assignments pursuant to Section 9.04.

“RCRA” shall mean the Resources Conservation and Recovery Act, as the same may be amended from time to time.

“Reference Banks” shall mean Citibank, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Replacement Indebtedness” shall mean, in respect of any Indebtedness (“Original Indebtedness”), Indebtedness extending the maturity of or refunding, refinancing or replacing, in whole or in part, such Original Indebtedness; provided that (i) the principal amount of such Replacement Indebtedness shall not exceed the principal amount of such Original Indebtedness; (ii) no Subsidiaries shall be liable for any such Replacement Indebtedness that shall not have been liable for such Original Indebtedness; (iii) if such Original Indebtedness shall have been subordinated to the Obligations, such Replacement Indebtedness shall be subordinated to the Obligations on terms not less favorable to the Lenders; (iv) such Replacement Indebtedness shall not have a shorter maturity than such Original Indebtedness or be subject to any requirement not applicable to such Original Indebtedness that such Replacement Indebtedness be prepaid, redeemed, repurchased or defeased on one or more scheduled dates or upon the happening of one or more events (other than events of default or change of control events) before the maturity of such Original Indebtedness; and (v) the incurrence of any Replacement Indebtedness that refunds, refinances or replaces Original Indebtedness under any revolving credit or similar facility shall be accompanied by the termination of commitments under such facility equal in amount to such Original Indebtedness.

“Reportable Event” shall mean any reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to a Plan (other than a Multiemployer Plan), excluding, however, such events as to which the PBGC by regulation or by technical update waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a reportable event regardless of the issuance of any waiver in accordance with Section 412(d) of the Code.

“Required Lenders” shall mean, at any time, Lenders in the aggregate holding more than 50% of the Total Commitment or, for purposes of acceleration pursuant to clause (ii) of Article VII or if the Total Commitment has been terminated, Lenders in the aggregate representing more than 50% of the sum of the Revolving Credit Exposure and the principal amount of the outstanding Competitive Loans.

“Responsible Officer” of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

“Restatement Effective Date” shall mean the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.08 of this Agreement).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Standby Loans of such Lender plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 6.03.

“S&P” shall mean Standard & Poor’s Ratings Service.

“SPC” shall have the meaning set forth in Section 9.04(h).

“Standby Borrowing” shall mean a borrowing consisting of simultaneous Standby Loans from each of the Lenders.

“Standby Borrowing Request” shall mean a request made pursuant to Section 2.04 in the form of Exhibit A-5.

“Standby Loans” shall mean the revolving loans made by the Lenders to a Borrower pursuant to Sections 2.01 and 2.04.  Each Standby Loan shall be a Eurodollar Standby Loan or an ABR Loan.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which the Agent is subject for Eurocurrency Liabilities (as defined in Regulation D).  Such reserve percentages shall include any imposed pursuant to Regulation D.  Eurodollar Loans shall be deemed to constitute

Eurocurrency Liabilities and to be subject to such reserve requirements without benefits of or credit for proration, exemptions or offsets.  Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” shall mean, with respect to any person, any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests or limited liability company interests or other ownership interests are, at the time any determination is being made, owned, controlled or held.

“Subsidiary” shall mean any direct or indirect subsidiary of the Borrower.

“Swingline Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Citibank, in its capacity as lender of Swingline Loans hereunder, or another Lender that has agreed to provide Swingline Loans hereunder; provided that the Borrower shall have delivered to the Agent a written notice that it has elected to replace Citibank as Swingline Lender (it being understood that there shall be only one Swingline Lender hereunder at any time).

“Swingline Loan” shall mean a Loan made pursuant to Section 2.05.

“Taxes” shall have the meaning assigned to such term in Section 2.21.

“Total Commitment” shall mean at any time the aggregate amount of the Lenders’ Commitments under this Agreement, as in effect at such time.

“Transactions” shall have the meaning assigned to such term in Section 3.02.

“Transferee” shall have the meaning assigned to such term in Section 2.21(a).

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, “Rate” shall include the Adjusted LIBO Rate, the LIBO Rate, the Alternate Base Rate and the Fixed Rate.

“Unfunded Liabilities” shall mean, on any date of determination, (a) in the case of Multiemployer Plans and Multiple Employer Plans, the liability of the Borrower and the Subsidiaries if they were to incur a complete withdrawal from each such plan and (b) in the case of all other Plans, all “unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA.

“Utilization Fee” shall have the meaning assigned to such term in Section 2.07(b).

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Terms Generally.  The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  All references herein to “the date hereof” or “the date of this Agreement” shall be interpreted as references to the date on which the Existing Credit Agreement is amended and restated hereby.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, for purposes of determining compliance with any covenant set forth in Article VI, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in preparing the Borrower’s audited financial statements referred to in Section 3.05.  In the event that any change in GAAP materially affects any provision of this Agreement, the parties hereto agree that, at the request of the Borrower or the Required Lenders, they shall negotiate in good faith in order to amend the affected provisions in such a way as will restore the parties to their respective positions prior to such change, and, following any such request,  until such amendment becomes effective, the Borrower’s compliance with such provisions shall be determined on the basis of GAAP as in effect immediately before such change in GAAP became effective.

ARTICLE II

THE CREDITS

SECTION 2.01.  Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Standby Loans to the Borrower, at any time and from time to time on and after the date hereof and until the earlier of the Maturity Date and the termination of the Commitment of such Lender, in an aggregate principal amount at any time outstanding that will not result in (a) the Revolving Credit Exposure of any Lender exceeding such Lender’s Commitment or (b) the sum of the Revolving Credit Exposures plus the outstanding aggregate principal amount of all Competitive Loans exceeding the Total Commitment.  Within the foregoing limits, the Borrower may borrow, pay or prepay and reborrow hereunder, on and after the date hereof and prior to the Maturity Date, subject to the terms, conditions and limitations set forth herein.

SECTION 2.02.  Loans.  (a)  Each Standby Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their Commitments; provided, however, that the failure of any Lender to make any Standby Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.03.  The Standby Loans or Competitive Loans or Swingline Loans comprising any Borrowing shall be (i) in the case of Competitive Loans, in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than $10,000,000, (ii) in the case of Standby Loans, in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than (A) $5,000,000 in the case of Eurodollar Standby Loans and (B) $1,000,000 in the case of ABR Loans (or, in each case, an aggregate principal amount equal to the remaining balance of the available Commitments) and (iii) in the case of Swingline Loans, in an aggregate principal amount which is an integral multiple of $1,000,000.

(b)  Each Competitive Borrowing shall be comprised entirely of Eurodollar Competitive Loans or Fixed Rate Loans, and each Standby Borrowing shall be comprised entirely of Eurodollar Standby Loans or ABR Loans, as the Borrower may request pursuant to Section 2.03 or 2.04, as applicable, and each Swingline Loan shall be comprised entirely of ABR Loans unless otherwise agreed by the Borrower and the Swingline Lender.  Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.  Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing which, if made, would result in an aggregate of more than ten separate Standby Loans of any Lender being outstanding hereunder at any one time.  For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

(c)  Subject to Section 2.06, (i) in the case of a Eurodollar Standby Borrowing or a Eurodollar Competitive Borrowing, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Agent in New York, New York, not later than 12:00 noon, New York City time, and (ii) in the case of an ABR Borrowing or a Fixed Rate Borrowing, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Agent in New York, New York, not later than 2:00 p.m., New York City time, and the Agent shall by 3:00 p.m., New York City time, credit the amounts so received to the general deposit account of the Borrower with the Agent or if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, promptly return the amounts so received to the respective Lenders; provided that Swingline Loans shall be made as provided in Section 2.05.  Competitive Loans shall be made by the Lender or Lenders whose Competitive Bids therefor are accepted pursuant to

Section 2.03 in the amounts so accepted and Standby Loans shall be made by the Lenders pro rata in accordance with Section 2.18.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.  Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender’s portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with this paragraph (c) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have made such portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate.  If such Lender shall repay to the Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(d)  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.  Competitive Bid Procedure.  (a)  In order to request Competitive Bids, the Borrower shall hand deliver or telecopy to the Agent a duly completed Competitive Bid Request in the form of Exhibit A-1 hereto, to be received by the Agent (i) in the case of a Eurodollar Competitive Borrowing, not later than 1:00 p.m., New York City time, four Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 1:00 p.m., New York City time, one Business Day before a proposed Competitive Borrowing.  No ABR Loan shall be requested in, or made pursuant to, a Competitive Bid Request.  A Competitive Bid Request that does not conform substantially to the format of Exhibit A-1 may be rejected in the Agent’s sole discretion, and the Agent shall promptly notify the Borrower of such rejection by telecopier.  Such request shall in each case refer to this Agreement and specify (x) whether the Borrowing then being requested is to be a Eurodollar Borrowing or a Fixed Rate Borrowing, (y) the date of such Borrowing (which shall be a Business Day) and the aggregate principal amount thereof which shall be in a minimum principal amount of $10,000,000 and in an integral multiple of $1,000,000, and (z) the Interest Period with respect thereto (which may not end after the Maturity Date).  Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Agent shall invite by telecopier (in the form set forth in Exhibit A-2 hereto) the Lenders to bid, on the terms and conditions of this Agreement, to make Competitive Loans pursuant to the Competitive Bid Request.  Competitive Borrowings may not be made in an aggregate principal amount outstanding at any time greater than the Total Commitment minus the Revolving Credit Exposures at such time.

(b)  Each Lender may, in its sole discretion, make one or more Competitive Bids to the Borrower responsive to a Competitive Bid Request.  Each Competitive Bid by a Lender must be received by the Agent via telecopier, in the form of Exhibit A-3 hereto, (i) in the case of a Eurodollar Competitive Borrowing, not later than 11:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 11:30 a.m., New York City time, on the day of a proposed Competitive Borrowing.  Multiple bids will be accepted by the Agent.  Competitive Bids that do not conform substantially to the format of Exhibit A-3 may be rejected by the Agent after conferring with, and upon the instruction of, the Borrower, and the Agent shall notify the Lender making such nonconforming bid of such rejection as soon as practicable.  Each Competitive Bid shall refer to this Agreement and specify (x) the principal amount (which shall be in a minimum principal amount of $10,000,000 and in an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make to the Borrower, (y) the Competitive Bid Rate or Rates at which the Lender is prepared to make the Competitive Loan or Loans and (z) the Interest Period and the last day thereof.  If any Lender shall elect not to make a Competitive Bid, such Lender shall so notify the Agent via telecopier (I) in the case of Eurodollar Competitive Loans, not later than 11:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, and (II) in the case of Fixed Rate Loans, not later than 11:30 a.m., New York City time, on the day of a proposed Competitive Borrowing; provided, however, that failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Loan as part of such Competitive Borrowing.  A Competitive Bid submitted by a Lender pursuant to this paragraph (b) shall be irrevocable.

(c)  The Agent shall promptly notify the Borrower by telecopier of all the Competitive Bids made, the Competitive Bid Rate and the principal amount of each Competitive Loan in respect of which a Competitive Bid was made and the identity of the Lender that made each bid.  The Agent shall send a copy of all Competitive Bids to the Borrower for its records as soon as practicable after completion of the bidding process set forth in this Section.

(d)  The Borrower may in its sole and absolute discretion, subject only to the provisions of this paragraph (d), accept or reject any Competitive Bid referred to in paragraph (c) above.  The Borrower shall notify the Agent by telephone, confirmed by telecopier in the form of a Competitive Bid Accept/Reject Letter in the form of Exhibit A-4 hereto, whether and to what extent it has decided to accept or reject any of or all the bids referred to in paragraph (c) above, (x) in the case of a Eurodollar Competitive Borrowing, not later than 12:30 p.m., New York City time, three Business Days before a proposed Competitive Borrowing, and (y) in the case of a Fixed Rate Borrowing, not later than 12:30 p.m., New York City time, on the day of a proposed Competitive Borrowing; provided, however, that (i) the failure by the Borrower to give such notice shall be deemed to be a rejection of all the bids referred to in paragraph (c) above, (ii) the Borrower shall not accept a bid made at a particular Competitive Bid Rate if it has decided to reject a bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in the Competitive Bid Request and shall be in a minimum principal amount of $10,000,000, (iv) if the Borrower shall accept a bid or bids made at a particular Competitive Bid Rate but the amount of such bid or bids shall cause the total amount of bids to be accepted by the Borrower to exceed the amount specified in the Competitive Bid Request, then the Borrower shall accept a portion of such bid or bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance, in the case of multiple bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate, and (v) except pursuant to clause (iv) above, no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $10,000,000 and an integral multiple of $1,000,000; provided further, however, that if a Competitive Loan must be in an amount less than $10,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner which shall be in the discretion of the Borrower.  A notice given by the Borrower pursuant to this paragraph (d) shall be irrevocable.

(e)  The Agent shall promptly notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by telecopy sent by the Agent, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its bid has been accepted.

(f)  A Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request.

(g)  If the Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such bid directly to the Borrower one quarter of an hour earlier than the latest time at which the other Lenders are required to submit their bids to the Agent pursuant to paragraph (b) above.

(h)  All notices required by this Section shall be given in accordance with Section 9.01.

SECTION 2.04.  Standby Borrowing Procedure.  In order to request a Standby Borrowing, the Borrower shall hand deliver or telecopy to the Agent in the form of Exhibit A-5 (a) in the case of a Eurodollar Standby Borrowing, not later than 11:30 a.m., New York City time, three Business Days before a proposed borrowing and (b) in the case of an ABR Borrowing, not later than 11:30 a.m., New York City time, on the day of a proposed borrowing.  No Fixed Rate Loan shall be requested or made pursuant to a Standby Borrowing Request.  Such notice shall be irrevocable and shall in each case specify (i) whether the Borrowing then being requested is to be a Eurodollar Standby Borrowing or an ABR Borrowing; (ii) the date of such Standby Borrowing (which shall be a Business Day) and the amount thereof; and (iii) if such Borrowing is to be a

Eurodollar Standby Borrowing, the Interest Period with respect thereto.  If no election as to the Type of Standby Borrowing is specified in any such notice, then the requested Standby Borrowing shall be an ABR Borrowing.  If no Interest Period with respect to any Eurodollar Standby Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  If the Borrower shall not have given notice in accordance with this Section of its election to refinance a Standby Borrowing prior to the end of the Interest Period in effect for such Borrowing, then the Borrower shall (unless such Borrowing is repaid at the end of such Interest Period) be deemed to have given notice of an election to refinance such Borrowing with an ABR Borrowing.  The Agent shall promptly advise the Lenders of any notice given pursuant to this Section and of each Lender’s portion of the requested Borrowing.

SECTION 2.05.  Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time on and after the date hereof and until the earlier of the Maturity Date and the termination of the Commitments in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all outstanding Swingline Loans exceeding $40,000,000 or (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the Total Commitment then in effect.  Each Swingline Loan shall bear interest at a rate described in Section 2.09(d).  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Swingline Loans.

(b)  To request a Swingline Loan, the Borrower shall notify the Agent of such request by telephone (confirmed by telecopy), not later than 3:00 p.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify (i) the requested date of such Swingline Loan (which shall be a Business Day), (ii) the Interest Period with respect to the requested Swingline Loan (which may not end after the Maturity Date), (iii) the amount of the requested Swingline Loan and (iv) the maturity of the requested Swingline Loan (which shall be no later than five Business Days after the date of such Swingline Loan).  The Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower by wire transfer of immediately available funds to account number 4945027308 maintained by the Borrower with Wells Fargo Bank (ABA 121000248) by 6:00 p.m., New York City time, on the requested date of such Swingline Loan.  The Borrower shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Swingline Lender and to the Agent before 12:00 (noon), (New York time) on the date of prepayment at the Swingline Lender’s address for notices in the Administrative Questionnaire.

(c)  The Swingline Lender may by written notice given to the Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Agent will give notice thereof to each Lender, specifying in such notice such Lender’s percentage of such Swingline Loan or Loans (which shall be equal to such Lender’s Pro Rata Percentage).  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of an Event of Default or a Default or reduction or termination of the Total Commitment, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Agent; any such amounts received by the Agent shall be promptly remitted by the Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.06.  Interest Elections.  (a)  Each Standby Borrowing initially shall be of the Type specified in the applicable Standby Borrowing Request and, in the case of a Eurodollar Standby Borrowing, shall have an initial Interest Period as specified in such Standby Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurodollar Standby Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Competitive Borrowings or Swingline Borrowings, which may not be converted or continued.

(b)  To make an election pursuant to this Section, the Borrower shall notify the Agent of such election (each, an “Interest Election Request”) by telephone by the time that a Standby Borrowing Request would be required under Section 2.04 if the Borrower were requesting a Standby Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Interest Election Request in a form approved by the Agent and signed by the Borrower.

(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)  whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)  if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)  Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Standby Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Standby Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Standby Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07.  Fees.  (a)   The Borrower agrees to pay to each Lender, through the Agent, a facility fee (a “Facility Fee”) at a rate per annum equal to the Applicable Rate from time to time in effect on the amount of the Commitment of such Lender, whether used or unused, during the period commencing with the date hereof to but excluding the date on which such Commitment terminates; provided that if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such Facility Fee shall continue to accrue on the daily amount of such

Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure.  Accrued Facility Fees shall be payable in arrears on the first day of January, April, July and October of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any Facility Fees accruing after the date on which the Commitments terminate shall be payable on demand.  All Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)  For any day on which the outstanding principal amount of the Loans shall be greater than 50% of the Total Commitment, the Borrower shall pay to the Agent for the account of each Lender a utilization fee (a “Utilization Fee”) equal to the Applicable Rate on the aggregate amount of each Lender’s outstanding Standby Loans to the Borrower on such day.  The accrued Utilization Fees, if any, shall be payable in arrears on the first day of January, April, July and October of each year and on the date or dates on which the Commitments terminate and any outstanding Loans are repaid.  All Utilization Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  The Borrower agrees to pay the Agent, for its own account, the fees (the “Agent’s Fees”) at the times and in the amounts agreed by the Borrower in the Fee Letter.

(d)  All Fees shall be paid on the dates due, in immediately available funds, to the Agent for distribution, if and as appropriate, among the Lenders.  Once paid, none of the Fees shall be refundable under any circumstances absent manifest error.

SECTION 2.08.  Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay (i) on the Maturity Date to the Agent for the account of each Lender the then unpaid principal amount of each Standby Loan and (ii) on the last day of the Interest Period applicable thereto to the Agent for the applicable Lender(s) the then unpaid principal amount of each Competitive Loan.  The Borrower hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Standby Borrowing or Competitive Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.  The Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the

Agent hereunder from the Borrower and each Lender’s share thereof.  The entries made in the accounts maintained pursuant to this Section shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner (i) affect the obligations of the Borrower to repay the Loans in accordance with their terms or (ii) cause the Borrower’s obligations to be greater than they would have been absent such failure or error.

(c)  Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note of the Borrower.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.09.  Interest on Loans.  (a)  Subject to the provisions of Section 2.10, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to (i) in the case of each Eurodollar Standby Loan, the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, and (ii) in the case of each Eurodollar Competitive Loan, the LIBO Rate for the Interest Period in effect for such Borrowing plus the Margin offered by the Lender making such Loan and accepted by the Borrower pursuant to Section 2.03.  Interest on each Eurodollar Borrowing shall be payable on each applicable Interest Payment Date.  Each Reference Bank agrees upon the request of the Agent to furnish to the Agent timely information for the purpose of determining the LIBO Rate and the Adjusted LIBO Rate.  If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.

(b)  Subject to the provisions of Section 2.10, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Alternate Base Rate.  Interest on each ABR Borrowing shall be payable on each applicable Interest Payment Date.  The Alternate Base Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

(c)  Subject to the provisions of Section 2.10, each Fixed Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the fixed rate of interest offered by the Lender making such Loan and accepted by the Borrower pursuant to Section 2.03.  Interest on each Fixed Rate Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement.

(d)  Subject to the provisions of Section 2.10, each Swingline Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at the Alternate Base Rate.  Interest on each Swingline Loan shall be payable on each applicable Interest Payment Date.

(e)  Upon the occurrence and during the continuance of any Event of Default, if the Required Lenders shall so determine, (i) each outstanding Eurodollar Borrowing will, on the last day of the then existing Interest Period therefor, convert into an ABR Borrowing if all such Events of Default shall not have been cured by such time and (ii) the obligation of the Lenders to make, or to convert into, Eurodollar Borrowings shall be suspended.

SECTION 2.10.  Default Interest.  Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on (a) the unpaid principal amount of each of its Standby Borrowings and each Swingline Borrowing, payable in arrears on the dates referred to in Section 2.09, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal at all times to 2% per annum above the rate per annum required to be paid on such Standby Borrowings and such Swingline Borrowings pursuant to Section 2.09(a), (b) or (d), as applicable, and (b) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) equal at all times to 2% per annum above the rate per annum required to be paid on ABR Borrowings pursuant to Section 2.09(b).

SECTION 2.11.  Alternate Rate of Interest.  In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Agent shall have determined that dollar deposits in the principal amounts of the Eurodollar Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, the Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrower and the Lenders.  In the event of any such determination, until the Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request by the Borrower for a Eurodollar Competitive Borrowing pursuant to Section 2.03 shall be of no force and effect and shall be denied by the Agent and (ii) any request by the Borrower for a Eurodollar Standby Borrowing pursuant to Section 2.04 shall be deemed to be a request for an ABR Borrowing.  In the event of any such determination, the Lenders shall negotiate with the Borrower, at its request, as to the interest rate which the Loans comprising such an ABR Borrowing shall bear; provided that such Loans shall bear interest as provided in Section 2.09(b) pending the execution by the Borrower and the Lenders of a written agreement providing for a different interest rate.  Each determination by the Agent hereunder shall be conclusive absent manifest error.

SECTION 2.12.  Termination, Reduction and Increase of Commitments.  (a)  Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)  Upon at least three Business Days’ prior irrevocable written or telecopy notice to the Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, without penalty but subject to Section 2.17, the Total Commitment; provided, however, that (i) each partial reduction of the Total Commitment shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $5,000,000 and (ii) no such termination or reduction shall be made if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.14, the sum of the Revolving Credit Exposures plus the aggregate outstanding principal amount of the Competitive Loans would exceed the Total Commitment.

(c)  Each reduction in the Total Commitment hereunder shall be made ratably among the Lenders in accordance with their respective Commitments.  The Borrower shall pay to the Agent for the account of the Lenders, on the date of each termination or reduction, the Facility Fees on the amount of the Commitments so terminated or reduced accrued through the date of such termination or reduction.

(d)  The Borrower may from time to time, by written notice to the Agent (which shall promptly deliver a copy to each of the Lenders) executed by the Borrower and one or more financial institutions (which may include any Lender) that are willing to extend a Commitment or, in the case of any such financial institution that is already a Lender, to increase its Commitment (any such financial institution referred to in this Section being called an “Increasing Lender”), cause the total Commitments to be increased by such new or incremental Commitments of the Increasing Lenders, in an amount for each Increasing Lender as set forth in such notice; provided that (i) the aggregate principal amount of any increase in the total Commitments made pursuant to this Section shall not be less than $25,000,000 and the aggregate principal amount of all such increases shall not exceed $100,000,000, (ii) each Increasing Lender, if not already a Lender hereunder, shall be subject to the prior written approval of the Agent and the Swingline Lender (which approval shall not be unreasonably withheld) and (iii) each Increasing Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Agent a duly executed Accession Agreement.  New Commitments and increases in Commitments created pursuant to this Section shall become effective (A) in the case of an Increasing Lender already a Lender under this Agreement, on the date specified in the applicable notice delivered pursuant to this Section and (B) in the case of an Increasing Lender not already a Lender under this Agreement, on the effective date of the applicable Accession Agreement.  Upon the effectiveness of any Accession Agreement to which any Increasing Lender is a party, such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder.  Upon the effectiveness of any increase pursuant to this Section, Schedule 2.01 shall be deemed to have been amended to reflect the new or increased Commitment of each Increasing Lender.  Notwithstanding the foregoing, no increase in the aggregate Commitments (or in the Commitment of any Lender) shall become effective under this Section unless (i) the Agent shall have received documents consistent with those delivered under paragraphs (b) and (d) of Section 4.02 as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase and (ii) on the date of such increase, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such increase) and the Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower.  Following any extension of a new Commitment or increase of a Lender’s Commitment pursuant to this paragraph, any Standby Loans outstanding prior to the effectiveness of such increase or extension shall continue outstanding until the ends of the respective Interest Periods applicable thereto, and shall then be repaid and, if the Borrowers shall so elect, refinanced with new Standby Loans made pursuant to Section 2.01(a) ratably in accordance with the Commitments in effect following such extension or increase.

SECTION 2.13.  Extension of Maturity Date.  The Borrower may, by delivery of a Maturity Date Extension Request to the Agent (which shall promptly deliver a copy to each of the Lenders) not less than 30 days and not more than 60 days prior to any anniversary of the Restatement Effective Date, request that the Lenders extend the Maturity Date for an additional period of one year; provided that there shall be no more than two extensions of the Maturity Date pursuant to this Section.  Each Lender shall, by notice to the Borrower and the Agent given not later than the 20th day after the date of the Agent’s receipt of the Borrower’s Maturity Date Extension Request, advise the Borrower whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “Consenting Lender”, and each Lender declining to agree to a requested extension being called a “Declining Lender”).  Any Lender that has not so advised the Borrower and the Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender.  If Lenders constituting the Required Lenders shall have agreed to a Maturity Date Extension Request, then the Maturity Date shall, as to the Consenting Lenders, be extended to the first anniversary of the Maturity Date theretofore in effect.  The decision to agree or withhold agreement to any Maturity Date Extension Request shall be at the sole discretion of each Lender.  The Commitment of any Declining Lender shall terminate on the Maturity Date in effect prior to giving effect to any such extension (such Maturity Date being called the “Existing Maturity Date”).  The principal amount of any outstanding Loans made by Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the account of such Declining Lenders hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date the Borrowers shall also make such other prepayments of their Loans pursuant to Section 2.14 as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Declining Lenders pursuant to this sentence, the sum of the Revolving Credit Exposures plus the aggregate outstanding principal amount of the Competitive Loans would not exceed the Total Commitment.  Notwithstanding the foregoing provisions of this paragraph, the Borrower shall have the right, pursuant to Section 2.22, at any time prior to the Existing Maturity Date, to replace a Declining

Lender with a Lender or other financial institution that will agree to the applicable Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender.  Notwithstanding the foregoing, no extension of the Maturity Date pursuant to this paragraph shall become effective unless on the anniversary of the Effective Date that immediately follows the date on which the Borrower delivers the applicable Maturity Date Extension Request, the conditions set forth in Section 4.01 shall be satisfied (with all references in such Section to a Borrowing being deemed to be references to such increase) and the Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower.

SECTION 2.14.  Prepayment.  (a)  The Borrower shall have the right at any time and from time to time to prepay, without penalty but subject to Section 2.17, any Standby Borrowing, in whole or in part, upon giving written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Agent:  (i) before 10:00 a.m., New York City time, two Business Days prior to prepayment, in the case of Eurodollar Loans, and (ii) before 10:00 a.m., New York City time, on the Business Day of prepayment, in the case of ABR Loans; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000 and not less than (A) $5,000,000 in the case of a Eurodollar Standby Borrowing and (B) $1,000,000 in the case of an ABR Borrowing or, if less, the aggregate principal amount of such Standby Borrowing.   The Borrower shall not have the right to prepay any Competitive Borrowing.

(b)  On the date of any termination or reduction of the Commitments pursuant to Section 2.12 or Section 6.01(a)(iii), the Borrower shall pay or prepay so much of the Standby Borrowings as shall be necessary in order that the aggregate principal amount of the Competitive Loans and the total Revolving Credit Exposures will not exceed the Total Commitment after giving effect to such termination or reduction.  In the event of any termination of all of the Commitments, the Borrower shall repay or prepay all the outstanding Standby Loans and Swingline Loans on the date of such termination.

(c)  Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein.  All prepayments under this Section shall be subject to Section 2.17 but shall otherwise be without premium or penalty.  All prepayments under this Section shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

SECTION 2.15.  Reserve Requirements; Change in Circumstances.  (a)  Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Loan or Fixed Rate Loan made by such Lender or any Fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal or applicable lending office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate), or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or any Eurodollar Loan or Fixed Rate Loan made by such Lender, and the result of any of the foregoing shall be to increase the direct cost to such Lender of making or maintaining any Eurodollar Loan or Fixed Rate Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount reasonably deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.  Notwithstanding the foregoing, no Lender shall be entitled to request compensation under this paragraph with respect to any Competitive Loan if it shall have been aware of the change giving rise to such request at the time of submission of the Competitive Bid pursuant to which such Competitive Loan shall have been made.

(b)  If any Lender shall have determined that the applicability of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)  Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period.  The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

SECTION 2.16.  Change in Legality.  (a)  Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Agent, such Lender may:

(i)  declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, whereupon such Lender shall not submit a Competitive Bid in response to a request for Eurodollar Competitive Loans and any request by the Borrower for a Eurodollar Standby Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and

(ii)  require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, and (x) all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans and (y) such Lender shall negotiate with the Borrower, at its request, as to the interest rate which such ABR Loans shall bear; provided that such Loans shall bear interest as provided in Section 2.09(b) pending the execution by the Borrower and such Lender of a written agreement providing for a different interest rate.

(b)  For purposes of this Section, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.17.  Indemnity.  The Borrower shall indemnify each Lender against any loss (other than loss of profits) or expense which such Lender may sustain or incur as a consequence of (a) any failure by the Borrower to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by the Borrower to borrow or to refinance or continue any Loan hereunder, for any reason other than a default by such Lender, after irrevocable notice of such borrowing, refinancing or continuation has been given pursuant to Section 2.03, 2.04 or 2.06, (c) any payment, prepayment or conversion of a Eurodollar Loan or Fixed Rate Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, (d) any default in payment or prepayment by the Borrower of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) or

(e) the occurrence of any Event of Default, including, in each such case, any loss (other than loss of profits) or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan or Fixed Rate Loan.  Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed (assumed to be the Adjusted LIBO Rate or, in the case of a Fixed Rate Loan, the fixed rate of interest applicable thereto) for the period from the date of such payment, prepayment or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or not borrowed for such period or Interest Period, as the case may be.

SECTION 2.18.  Pro Rata Treatment.  Except as required under Section 2.12(d), Section 2.13 or Section 2.16, each Standby Borrowing, each payment or prepayment of principal of any Standby Borrowing, each payment of interest on the Standby Loans, each payment of the Facility Fees, each payment of the Utilization Fees insofar as it relates to Standby Loans, each reduction of the Commitments and each refinancing of any Borrowing with a Standby Borrowing of any Type, shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Standby Loans).  Each payment of principal of any Competitive Borrowing and each payment of the Utilization Fees insofar as they relate to any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Loans comprising such Borrowing.  Each payment of interest on any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Loans comprising such Borrowing.  For purposes of determining the available Commitments of the Lenders at any time, each outstanding Competitive Borrowing and each outstanding Swingline Loan shall be deemed to have utilized the Commitments of the Lenders (including those Lenders which shall not have made Loans as part of such Competitive Borrowing and those Lenders that shall not have made Swingline Loans) pro rata in accordance with such respective Commitments.  Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.19.  Sharing of Setoffs.  Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Standby Loan or Loans or participations in Swingline Loans  as a result of which the unpaid principal portion of the Standby Loans or participations in Swingline Loans of such Lender shall be proportionately less than the unpaid principal portion of the Standby Loans or participations in Swingline Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Standby Loans and participations in Swingline Loans of such other Lender, so that the aggregate unpaid principal amount of the Standby Loans and participations in the Standby Loans and participations in Swingline Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Standby Loans and participations in Swingline Loans then outstanding as the principal amount of its Standby Loans and participations in Swingline Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Standby Loans and participations in Swingline Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest.  The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation pursuant to the foregoing arrangements deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Standby Loan or Swingline Loan directly to the Borrower in the amount of such participation.

SECTION 2.20.  Payments.  (a)  The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts but excluding principal and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as provided in Section 2.05(c)) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in dollars to the Agent at its offices at Two Penns Way, Suite 200, New Castle, DE 19720, ABA  021 00 00 89, Account No. 36852248, Attention: Gregory Victor, in immediately available funds.

(b)  Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.21.  Taxes.  (a)  Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.20, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the Agent’s or any Lender’s (or any transferee’s or assignee’s, including a participation holder’s (any such entity a “Transferee”)) net income and franchise taxes imposed on the Agent or any Lender (or Transferee) by the United States or any jurisdiction under the laws of which it is organized or in which its applicable lending office is located or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lenders (or any Transferee) or the Agent, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender (or Transferee) or the Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

(b)  In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)  The Borrower will indemnify each Lender (or Transferee) and the Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by such Lender (or Transferee) or the Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority.  Such indemnification shall be made within 30 days after the date any Lender (or Transferee) or the Agent, as the case may be, makes written demand therefor.  If a Lender (or Transferee) or the Agent shall become aware that it is entitled to receive a refund in respect of Taxes or Other Taxes, it shall promptly notify the Borrower of the availability of such refund and shall, within 30 days after receipt of a request by the Borrower, apply for such refund at the Borrower’s expense.  If any Lender (or Transferee) or the Agent receives a refund in respect of any Taxes or Other Taxes for which such Lender (or Transferee) or the Agent has received payment from the Borrower hereunder it shall promptly notify the Borrower of such refund and shall, within 30 days after receipt of a request by the Borrower (or promptly upon receipt, if the Borrower has requested application for such refund pursuant hereto), repay such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender (or Transferee) or the Agent and without interest; provided that the Borrower, upon the request of such Lender (or Transferee) or the Agent, agrees to return such refund (plus penalties, interest or other charges) to such Lender (or Transferee) or the Agent in the event such Lender (or Transferee) or the Agent is required to repay such refund.  This Section shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(d)  Within 30 days after the date of any payment of Taxes or Other Taxes withheld by the Borrower in respect of any payment to any Lender (or Transferee) or the Agent, the Borrower will furnish to the Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt issued by the appropriate Governmental Authority evidencing payment thereof.

(e)  Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section shall survive the payment in full of the principal of and interest on all Loans made hereunder.

(f)  Each Lender (or Transferee) which is organized outside the United States shall deliver to the Borrower two copies of either Internal Revenue Service Form W-8 BEN or Form W-8 ECI, or, in the case of a Lender (or Transferee) claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)) properly completed and duly executed by such Lender (or Transferee) establishing that such payment is totally exempt from, or is eligible for a reduced rate of, United States Federal withholding tax.  Such forms shall be delivered by each Lender organized outside the United States on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”).  In addition, each Lender (or Transferee) organized outside the United States shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender (or Transferee).  Notwithstanding any other provision of this Section 2.21(f), a Lender (or Transferee) organized outside the United States shall not be required to deliver any form pursuant to this Section 2.21(f) that it is not legally able to deliver.  Unless the Borrower and the Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender (or Transferee) organized under the laws of a jurisdiction outside the United States.

(g)  The Borrower shall not be required to pay any additional amounts to any Lender (or Transferee) in respect of United States Federal withholding tax pursuant to paragraph (a) above to the extent that the obligation to pay such additional amounts (1) existed on the date such Lender (or Transferee) became a party to this Agreement (or in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or (2) would not have arisen but for a failure by such Lender (or Transferee) to comply with the provisions of paragraph (f) above unless in the case of this clause (2) such failure results from (i) a change in applicable law, regulation or official interpretation thereof, (ii) an amendment, modification or revocation of any applicable tax treaty or a change in official position regarding the application or interpretation thereof, in each case after the date hereof (and, in the case of a Transferee, after the date of assignment or transfer) or (iii) an assignment, participation, transfer or designation made at the request of the Borrower; provided, however, the Borrower shall be required to pay those amounts to any Lender (or Transferee) that it was required to pay hereunder prior to the failure of such Lender (or Transferee) to comply with the provisions of such paragraph (f).

(h)  Any Lender (or Transferee) claiming any additional amounts payable pursuant to this Section shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender (or Transferee).

SECTION 2.22.  Termination or Assignment of Commitments Under Certain Circumstances.  In the event that any Lender shall fail to pay the Agent amounts due it pursuant to Section 2.02(c) or any Lender shall have delivered a notice or certificate pursuant to Section 2.15 or Section 2.16, or the Borrower shall be required to make additional payments to any Lender under Section 2.21, or any Lender shall be a Declining Lender, and provided that no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the right, at its own expense, upon notice to such Lender and the Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights and obligations under this Agreement to another financial institution which shall assume such obligations; provided that (i) no such termination or assignment shall conflict with any law, rule or regulation or order of any Governmental Authority, (ii) the Borrower or the assignee, as the case may be, shall pay to the affected Lender in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Loans (other than Competitive Loans) made by it hereunder and all other amounts accrued for its account or owed to it hereunder, (iii) if the replacement financial institution is not a Lender, the Agent shall have given its prior written consent to such replacement (which consent will not be unreasonably withheld) and the Borrower or such financial institution shall have paid a processing and recordation fee of $3,500 to the Agent and (iv) if a Commitment is being assigned, the Swingline Lender shall have consented in writing to such assignment (which consent will not be unreasonably withheld).

SECTION 2.23.  Lending Offices and Lender Certificates; Survival of Indemnity.  To the extent reasonably possible, each Lender shall designate an alternate lending office with respect to its Eurodollar Loans and Fixed Rate Loans to reduce any liability of the Borrower to such Lender under Section 2.15 or to avoid the unavailability of Eurodollar Loans under Section 2.11 or 2.16, so long as such designation is not disadvantageous to such Lender.  A good faith certificate of a Lender setting forth a reasonable basis of computation and allocation of the amount due under Section 2.15 or 2.17 shall be final, conclusive and binding on the Borrower in the absence of manifest error.  The amount specified in any such certificate shall be payable on demand after receipt by the Borrower of such certificate.  The obligations of the Borrower under Sections 2.15 and 2.17 shall survive the payment of all amounts due under any Loan Document and the termination of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as to itself and its subsidiaries to each of the Lenders that:

SECTION 3.01.  Corporate Existence and Standing.  The Borrower and each of its subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted where the failure to so qualify would have a Material Adverse Effect.

SECTION 3.02.  Authorization and Validity.  The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder (collectively, the “Transactions”).  The Transactions have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

SECTION 3.03.  No Conflict; Governmental Consent.  None of the Transactions will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its subsidiaries or the Borrower’s or any of its subsidiaries’ articles or certificate of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Borrower or any subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict therewith or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the property of the Borrower or any subsidiary pursuant to the terms of any such indenture, instrument or agreement.  No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

SECTION 3.04.  Compliance with Laws; Environmental and Safety Matters.  (a)   The Borrower and each of its subsidiaries has, to the best knowledge and belief of the Borrower, complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except to the extent that the failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

(b)  The Borrower and each of its subsidiaries has complied in all material respects with all Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control or to employee health or safety.  Neither the Borrower nor any subsidiary has received notice of any material failure so to comply which could reasonably be expected to result in a Material Adverse Effect.  The Borrower’s and the subsidiaries’ facilities do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances, toxic pollutants or substances similarly denominated, as those terms or similar terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law relating to environmental pollution or employee health and safety, in violation in any material respect of any law or any regulations promulgated pursuant thereto.  The Borrower is aware of no events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that could reasonably be expected to result in liability on the part of the Borrower or any subsidiary which could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.05.  Financial Statements.  The Borrower has heretofore furnished to the Lenders its (a) consolidated balance sheet and statements of income, changes in stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2006, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants and (b) its unaudited consolidated balance sheets and statements of income as of and for the fiscal quarter and the three-month period ended March 31, 2007, certified by its chief financial officer.  Such financial statements present fairly the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods.  Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and the Consolidated Subsidiaries as of the dates thereof.  The financial statements referred to in clause (a) above were prepared in accordance with GAAP applied on a consistent basis, and the financial statements referred to in clause (b) above were prepared in accordance with GAAP applied on a consistent basis subject to year-end adjustments.

SECTION 3.06.  No Material Adverse Change.  Except for any Disclosed Matter, no material adverse change in the business, properties, financial condition, prospects or results of operations of the Borrower and the Consolidated Subsidiaries has occurred since December 31, 2006.  It is understood that downgrades or negative pronouncements by rating agencies and volatility in the capital markets generally shall not in and of themselves be considered material adverse changes, but that the antecedents or consequences thereof may constitute such changes (except to the extent the same constitute Disclosed Matters).

SECTION 3.07.  Subsidiaries.  Schedule 3.07 contains an accurate list of all the (a) significant joint ventures and (b) Subsidiaries which have any assets or operations, in each case on the date hereof, setting forth their respective jurisdictions of organization and the percentage of their respective ownership interests held by the Borrower or other Subsidiaries.

SECTION 3.08.  Litigation; Contingent Obligations.  Except for any Disclosed Matter, (a) there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any Consolidated Subsidiary that (i) is required to be disclosed and has not been so disclosed in any filing with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or (ii) could reasonably be expected to have a Material Adverse Effect and (b) neither the Borrower nor any Consolidated Subsidiary has any material contingent obligations.

SECTION 3.09.  Material Agreements.  Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (b) any agreement or instrument evidencing or governing Indebtedness which default would result in an Event of Default under clause (f) of Article VII.

SECTION 3.10.  Regulation U.  (a)  Margin Stock constitutes less than 25% of those assets of the Borrower and its subsidiaries that are subject to any limitation on sale or pledge hereunder.

(b)  As of the date hereof, the only Margin Stock owned by the Borrower or any of its Subsidiaries is Margin Stock with an aggregate value not in excess of $1,000,000.

SECTION 3.11.  Investment Company Act.  Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.12.  Use of Proceeds.  The Borrower will use the proceeds of the Loans only for the purposes set forth in the recitals to this Agreement.

SECTION 3.13.  Taxes.  The Borrower and each Subsidiary have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any Subsidiary, including without limitation all federal and state withholding taxes and all taxes required to be paid pursuant to applicable law, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.   The charges, accruals and reserves on the books of the Borrower and the Consolidated Subsidiaries in respect of any taxes or other governmental charges are adequate.

SECTION 3.14.  Accuracy of Information.  As of the date hereof, no information, exhibit or report, taken as a whole, furnished by the Borrower or any Subsidiary to the Agent or to any Lender in connection with the negotiation of the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading; provided, that all financial projections, if any, that have been prepared by the Borrower and made available to the Agent, any Lender or any potential Lender have been prepared in good faith based upon assumptions believed by the management of the Borrower to be reasonable at the time of preparation (it being understood such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the projections will be realized).

SECTION 3.15.  No Undisclosed Dividend Restrictions.  Except as set forth in Schedule 3.15 and except for limitations on the payment of dividends under applicable law, none of the Subsidiaries is subject to any agreement, amendment, covenant or understanding that directly or indirectly (through the application of financial covenants or otherwise) restricts the ability of such entity to declare or pay dividends.

ARTICLE IV

CONDITIONS

The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions under Sections 4.01 and 4.02:

SECTION 4.01.  All Borrowings.  On the date of each Borrowing:

(a)  The Agent (or in the case of a Swingline Loan, the Swingline Lender and the Agent) shall have received a notice of such Borrowing as required by Section 2.03, 2.04 or 2.05, as applicable.
(b)  The representations and warranties set forth in Article III hereof and in Section 7 of the LLC Guarantee shall be true and correct in all material respects on and as of the date of, and after giving effect to, such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (it being understood that this Section 4.01(b) shall not apply to or in connection with any Interest Election Request).
(c)  At the time of and immediately after such Borrowing, no Event of Default or Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02.  Conditions Precedent to Effectiveness.  This Agreement shall become effective on the date on which:

(a)  The Agent (or its counsel) shall have received either (i) a counterpart of this Agreement and of the LLC Guarantee signed on behalf of each party thereto, or (ii) written evidence satisfactory to the Agent (which may include telecopy transmissions of signed signature pages) that this Agreement and of the LLC Guarantee have been signed on behalf of each party thereto.
(b)  The Agent shall have received a favorable written opinion of (i) Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Borrower, to the effect and covering those matters set forth in Exhibit C-1 hereto, and (ii) Curt R. Foust, Assistant General Counsel of the Borrower or Kelly A. Howes, General Counsel of the Borrower, to the effect and covering those matters set forth in Exhibit C-2 hereto.  The Borrower hereby instructs such counsel to deliver such opinions to the Agent.
(c)  All legal matters incidental to this Agreement and the Borrowings hereunder shall be reasonably satisfactory to the Lenders and to Cravath, Swaine & Moore LLP, counsel for the Agent.
(d)  The Agent shall have received such documents and certificates as the Agent or its counsel shall reasonably have requested relating to the organization, existence and good standing of the Borrower and Janus Capital Management LLC, the authorization of the Transactions and any other legal matters relating to the Borrower, Janus Capital Management LLC, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Agent and its counsel.
(e)  The Agent shall have received a certificate, dated the date hereof and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.
(f)  The Agent shall have received all Fees and other amounts due and payable on or prior to the date hereof.
(g)  The Agent shall have received evidence reasonably satisfactory to it that all amounts outstanding or accrued under the Existing Credit Agreement, including all fees accrued under the Existing Credit Agreement through the day immediately preceding the Restatement Effective Date, shall have been paid in full, regardless of whether any such amounts are at the time due and payable under the Existing Credit Agreement.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender with respect to itself and the Subsidiaries that, until the Commitments have expired or been terminated and the principal of or interest on each Loan, all Fees or all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing:

SECTION 5.01.  Conduct of Business; Maintenance of Ownership of Subsidiaries and Maintenance of Properties.  (a)  The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted; provided that no sale, transfer or disposition of assets (including by means of a merger) permitted under Sections 6.03, 6.04 and 6.05 will be prohibited by this paragraph (a).

(b)  The Borrower will, and will cause each Subsidiary to do all things necessary to remain duly incorporated, validly  existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect or in connection with a dissolution, merger, or disposition of a Subsidiary permitted under Section 6.04.

(c)  The Borrower will at all times own, directly or indirectly, at least 95% of the outstanding membership interests of Janus Capital Management LLC and at least 80% of the outstanding membership interests of Enhanced Investment Technologies, LLC, in each case free and clear of any Liens on such securities or interests.

(d)  The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep their properties material to the conduct of their businesses in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that their businesses carried on in connection therewith may be properly conducted at all times; provided that no sale, transfer or disposition of assets (including by means of a merger) permitted under Sections 6.03, 6.04 and 6.05 will be prohibited by this paragraph (d).

SECTION 5.02.  Insurance.  The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their property in such amounts and covering such risks as is consistent with sound business practice and customary with companies engaged in similar lines of business, and the Borrower will (or will cause each Subsidiary to) furnish to any Lender upon request full information as to the insurance carried.

SECTION 5.03.  Compliance with Laws and Payment of Material Obligations and Taxes.  (a)  The Borrower will, and will cause each Subsidiary to, comply in all material respects with all laws (including, without limitation, ERISA and the Fair Labor Standards Act, as amended), rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject if noncompliance therewith could reasonably be expected to have a Material Adverse Effect.

(b)  The Borrower will, and will cause each Subsidiary to, pay when due its material obligations including all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except (i) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside or (ii) where any failure to pay could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04.  Financial Statements, Reports, etc.  The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP and will furnish to the Agent and each Lender:

(a)  within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by the Borrower’s independent certified public accountants) audit report certified by independent certified public accountants of nationally recognized standing, prepared in accordance with GAAP on a consolidated basis for itself and the Consolidated Subsidiaries, including balance sheets as of the end of such period and related statements of income and changes in stockholders’ equity and cash flows;
(b)  within 45 days after the close of each of the first three quarterly periods of each of its fiscal years, for itself and the Consolidated Subsidiaries, unaudited consolidated balance sheets as at the close of each such period, and unaudited consolidated statements of income and an unaudited consolidated statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer;
(c)  together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit D signed by the Borrower’s chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof;
(d)  as soon as possible and in any event within 10 days after any Responsible Officer of the Borrower knows that (i) any Reportable Event has occurred with respect to any Plan, (ii) any Withdrawal Liability has been incurred with respect to any Multiemployer Plan or (iii) the Borrower or any member of the Controlled Group has received any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization within the meaning of Title IV of ERISA, a statement, signed by the chief financial officer of the Borrower, describing such Reportable Event, Withdrawal Liability or notice and the action which the Borrower proposes to take with respect thereto;

(e)  promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished;
(f)  promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any Consolidated Subsidiary files with the Securities and Exchange Commission or financial reports material to the interests of the Lenders or to the ability of the Borrower to perform its obligations under the Loan Documents; and
(g)  such other information (including financial information and any information required by the Patriot Act or any other “know your customer” or similar laws or regulations) as the Agent or any Lender may from time to time reasonably request.

The financial statements required to be delivered by the Borrower pursuant to Section 5.04(a) and (b) and the reports and statements required to be delivered by the Borrower pursuant to Section 5.04(e) and (f) shall be deemed to have been delivered (i) when reports containing such financial statements or other materials are posted on the Borrower’s website on the internet at http://ir.janus.com (or any successor page identified in a notice given to the Agent and the Lenders) or on the SEC’s website on the internet at www.sec.gov and the Borrower has notified the Agent (who in turn shall notify the Lenders) that such reports have been so posted or (ii) when such financial statements, reports or statements are delivered in accordance with Section 9.17(a).

SECTION 5.05.  Other Notices.  Promptly and in any event within five Business Days after a Responsible Officer of the Borrower becomes aware thereof, the Borrower will, and will cause each Subsidiary to, give notice in writing to the Lenders of the occurrence of any Default or Event of Default and of any other development, financial or otherwise, which could reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06.  Books and Records; Access to Properties and Inspections.  The Borrower will, and will cause each Subsidiary to, keep proper books and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each Subsidiary to, permit the Agent and the Lenders to make reasonable inspections during regular business hours of the properties, corporate books and financial records of the Borrower and each Subsidiary, to make reasonable examinations and copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate; provided that (a) any inspection by any Lender shall be at such Lender’s own expense, (b) unless a Default or Event of Default shall have occurred and be continuing, there shall be no more than two such inspections during any fiscal year and (c) the Lenders shall coordinate the timing of their inspections through the Agent and provide reasonable notice thereof.

SECTION 5.07.  Use of Proceeds.  The Borrower will use the proceeds of the Loans for the purposes set forth in the recitals to this Agreement.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender with respect to itself and the Subsidiaries that, until the Commitments have expired or been terminated and the principal of or interest on each Loan, all Fees or all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing:

SECTION 6.01.  Indebtedness of Subsidiaries.  (a)  The Borrower will not permit any Subsidiary to incur, create or suffer to exist any Indebtedness, except:

(i)  Indebtedness incurred to finance all or a portion of the purchase price of assets acquired in the ordinary course of its financial services businesses (and any Replacement Indebtedness in respect thereof), which Indebtedness or Replacement Indebtedness is secured solely by a Lien on the assets being acquired; provided that the amount of such Indebtedness or Replacement Indebtedness does not exceed such purchase price and such Indebtedness or Replacement Indebtedness would not cause a Default or an Event of Default under any other Section of this Agreement;

(ii)  Indebtedness of any Subsidiary to the Borrower or any other Subsidiary;

(iii)  Indebtedness under the Loan Documents;

(iv)  Indebtedness deemed to exist in connection with any Sale-Leaseback Transaction permitted pursuant to Section 6.03;

(v)  Indebtedness under repurchase agreements or reverse repurchase agreements secured by Liens permitted pursuant to Section 6.02(j);

(vi)  Indebtedness of a Person existing at the time such Person becomes a Subsidiary and any Replacement Indebtedness in respect thereof; provided, that such Indebtedness was not created in contemplation of such Person becoming a Subsidiary;

(vii)  existing Indebtedness as set forth on Schedule 6.01 hereto and any Replacement Indebtedness  in respect thereof;

(viii)  Guarantees of Indebtedness permitted under clauses (i) through (v) or clause (ix) of this Section; and

(ix)  other Indebtedness of any Subsidiary; provided that the aggregate principal amount of all Indebtedness incurred under this clause (ix) shall not exceed $25,000,000 at any one time outstanding.

SECTION 6.02.  Liens.  The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in or on its property (now or hereafter acquired), or on any income or revenues or rights in respect of any thereof, except:

(a)  Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;
(b)  Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business that secure payment of obligations not more than 60 days past due except for such Liens as are being contested in good faith by appropriate proceedings;
(c)  Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
(d)  Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and that do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries;
(e)  Liens existing on the date hereof and described in Schedule 6.02 hereto and Liens extending or replacing such Liens; provided that such Liens (including any such extension or replacement Liens) shall secure only those obligations that they secure on the date hereof and Replacement Indebtedness in respect thereof and shall encumber only the assets that they encumber on the date hereof);
(f)  Liens granted on property or assets solely to secure Indebtedness evidencing all or a portion of the purchase price of such property or assets or any refinancing thereof; provided that such Liens attach only to the property or assets being acquired and that any such refinancing does not increase the aggregate principal amount of such Indebtedness, but only to the extent that such Indebtedness would not result in a Default or an Event of Default under any other Section of this Agreement;

(g)  any Lien on Excess Margin Stock;
(h)  Liens deemed to exist in connection with Permitted B Share Transactions; provided that such Liens extend only to B Share Fees and not to any other assets of the Borrower and the Subsidiaries;
(i)  Environmental Liens securing clean-up costs or fines not in excess of $25,000,000 in aggregate principal amount, excluding Environmental Liens that are being contested in good faith by appropriate proceedings and the enforcement of which is stayed;
(j)  Liens deemed to exist in connection with repurchase agreements or reverse repurchase agreements entered into by the Borrower or any Subsidiary in connection with the investment of available cash;
(k)  judgment Liens in respect of judgments that have not resulted in an Event of Default under clause (i) of Article VII hereof;
(l)  other Liens securing Indebtedness in an aggregate principal amount not to exceed $100,000,000 at any time outstanding; and
(m)  any Lien existing on any property before the acquisition thereof or existing on any property of any Person that becomes a Subsidiary after the date hereof before the time such Person becomes a Subsidiary and Liens extending or replacing such Liens; provided that (a) no such Lien is created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (b) no such Lien shall apply to any other property and (c) no such Lien shall secure obligations other than those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary and Replacement Indebtedness in respect thereof, as the case may be.

SECTION 6.03.  Sale and Lease-Back Transactions.  The Borrower will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”); except that the Borrower or any Subsidiary may enter into any Sale and Leaseback Transaction if (i) at the time of such transaction no Default or Event of Default shall have occurred and be continuing, (ii) the proceeds from the sale of the subject property shall be at least equal to its fair market value on the date of such sale and (iii) the aggregate amount of all Attributable Debt in connection with all Sale and Leaseback Transactions of the Borrower and the Subsidiaries (other than Sale and Leaseback Transactions consummated prior to the Restatement Effective Date, and set forth on Schedule 6.03) does not at any time exceed $100,000,000.

SECTION 6.04.  Mergers, Consolidations and Transfers of Assets.  The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (whether now owned or hereafter acquired) or any capital stock of any Subsidiary, except that (a) the Borrower and any Subsidiary may sell assets in the ordinary course of business, (b) the Borrower may sell or transfer assets in connection with Permitted B Share True Sale Transactions, (c) the Borrower and any Subsidiary may dispose of Excess Margin Stock, (d) the Borrower may sell, transfer, assign or otherwise dispose of Capital Group Partners’ printing and fulfillment operations and corresponding assets and (e) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (i) any wholly owned Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any wholly owned Subsidiary may merge into or consolidate with any other wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary and no person other than the Borrower or a wholly owned Subsidiary receives any consideration and (iii) the Borrower and the Subsidiaries may sell, transfer, lease or dispose of out of the ordinary course of business assets having depreciated book values (determined in accordance with GAAP) that at the time of any such disposition do not exceed in the aggregate for all assets so disposed of during the term of this Agreement 10% of Consolidated Total Assets at the end of the then most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.04

SECTION 6.05.  Transactions with Affiliates.  The Borrower will not, and will not permit any Subsidiary to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than the Borrower or any Subsidiary), except that the Borrower or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions which, taken as a whole, are not less favorable to the Borrower or such Subsidiary than would prevail in an arm’s-length transaction with unrelated third parties.

SECTION 6.06.  Certain Other Agreements.  The Borrower will not, and will not permit any Subsidiary to (i) be bound by or enter into any agreement, amendment, covenant, understanding or revision to any agreement which directly or indirectly (through the application of financial covenants or otherwise) prohibits or restricts the ability of such Subsidiary to declare and pay dividends or make any loans or advances or any other distribution to the Borrower (except for limitations on the payment of dividends set forth in Schedule 3.15 or imposed by applicable law) or (ii) be bound by or enter into any agreement, indenture, contract, instrument, amendment or lease containing any covenant restricting the incurrence of Indebtedness or governing the Borrower’s and the Subsidiaries’ financial condition if such covenant is more restrictive than the analogous provision of this Agreement unless (A) the Borrower has delivered a copy of such document to the Agent not less than 10 Business Days prior to executing the same and (B) the Borrower enters into an amendment to this Agreement to add the more restrictive covenant or to conform the analogous provision of this Agreement to such more restrictive covenant; provided, that the foregoing shall not apply to prohibitions, restrictions and conditions contained in agreements relating (x) to secured Indebtedness permitted hereunder, if such prohibitions, restrictions and conditions apply only to (1) assets other than cash securing such Indebtedness or (2) cash in an amount not greater than the principal amount of such Indebtedness that has been deposited in a collateral or similar account to cash collateralize such Indebtedness or (y) to the sale of a Subsidiary or any assets pending such sale, if such prohibitions, restrictions and conditions apply only to the Subsidiary or asset that is to be sold and such sale is permitted hereunder.

SECTION 6.07.  Certain Financial Covenants.  The Borrower will not:

(a)  permit the Leverage Ratio on any date to be in excess of 3.75 to 1.00; and
(b)  permit the Interest Coverage Ratio to be less than 4.00 to 1.00 for any period of four fiscal quarters ending after the date hereof.

SECTION 6.08.  Margin Stock.  (a)  The Borrower will not, nor will it permit any Subsidiary to, purchase or otherwise acquire Margin Stock if, after giving effect to any such purchase or acquisition, Margin Stock owned by the Borrower and the Subsidiaries would represent more than 25% of the assets of the Borrower and the Subsidiaries on a consolidated basis (valued in accordance with Regulation U); provided that notwithstanding the foregoing, the Borrower may repurchase its capital stock pursuant to the Borrower’s stock buyback program described in the Borrower’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 7, 2006, or any future stock buyback program approved by the Borrower’s Board of Directors.  For purposes of this Section 6.08(a), on any date of determination, Margin Stock and the total assets of the Borrower and the Subsidiaries will be valued in a manner determined by the Borrower in good faith and consistent with the requirements of Regulation U.

(b)  The Borrower will not, nor will it permit any Subsidiary to, cause any capital stock owned by it to become Margin Stock unless prior to such time this Agreement shall have been amended in a manner reasonably satisfactory to the Borrower and the Agent (i) to cause all Margin Stock owned by the Borrower and the Subsidiaries to be subject to the restrictions of Section 6.02 and Section 6.04 and (ii) to require the Regulation U margin requirements to be met at all times.

SECTION 6.09.  Limitation on Investments in Capital Group Partners.  So long as the Borrower shall own, maintain and operate the printing and fulfillment operations of Capital Group Partners, then the Borrower shall not make, or permit any Subsidiary to make, any loans, advances or capital contributions to, or other investments of any kind in, Capital Group Partners or any of its subsidiaries, except that the Borrower may (i) make regularly scheduled payments of interest and principal in respect of any Indebtedness of the Borrower that shall have been purchased or otherwise acquired by Capital Group Partners from third parties, (ii) make investments in Capital Group Partners in an aggregate principal amount not to exceed $5,000,000 during any fiscal year and (iii) contribute any of the Borrower’s ownership interests (including options) of Perkins, Wolf, McDonnell and Company, LLC.

ARTICLE VII

EVENTS OF DEFAULT

In case of the happening of any of the following events (“Events of Default”):

(a)  any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary to the Lenders or the Agent, or any information or report furnished by the Borrower or any Subsidiary to the Lenders or the Agent, in each case under or in connection with any Loan Document, shall be materially false on the date as of which made or furnished;
(b)  nonpayment by the Borrower of principal of any Loan when due;
(c)  nonpayment by the Borrower of interest upon any Loan or of any Fee or other Obligations (other than an amount referred to in (b) above) under any of the Loan Documents within five Business Days after the same becomes due;
(d)  the breach by the Borrower of any of the terms or provisions of Section 5.07 or Article VI;
(e)  the breach by the Borrower (other than a breach which constitutes an Event of Default under (a), (b), (c) or (d) above) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within 30 days after written notice from the Agent or any Lender;
(f)  the failure of the Borrower or any Subsidiary to pay any Indebtedness in excess of $25,000,000 (or its equivalent in any other currency) in aggregate principal amount when due; or the occurrence of any default or any change in control or similar event that under the terms of any agreement or instrument governing any Indebtedness of the Borrower or any Subsidiary in excess of $25,000,000 (or its equivalent in any other currency) in aggregate principal amount shall cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative acting on their behalf to cause, such Indebtedness to become due prior to its stated maturity or permit the holder or holders of such Indebtedness or a trustee or other representative acting on their behalf to require such Indebtedness to be repurchased or redeemed prior to its stated maturity;
(g)  the Borrower or any Subsidiary shall (i) have an order for relief entered with respect to it under the Federal Bankruptcy Code, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due,

(iii) make a general assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (v) institute any proceeding seeking an order for relief under the Federal Bankruptcy Code or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action to authorize or effect any of the foregoing actions set forth in this paragraph (g) or (vii) fail to contest in good faith any appointment or proceeding described in the following paragraph (h);
(h)  without the application, approval or consent of the Borrower or any Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary or any substantial part of its property, or a proceeding described in clause (v) of the preceding paragraph (g) shall be instituted against the Borrower or any Subsidiary and such appointment shall continue undischarged or such proceeding shall continue undismissed or unstayed for a period of 60 consecutive days;
(i)  any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of all of the property of the Borrower or any Subsidiary or an amount of such property or assets having depreciated book values (determined in accordance with GAAP) that in the aggregate for all properties and assets so appropriated or taken during the term of this Agreement exceed 7.5% of Consolidated Total Assets on any date of determination;
(j)  the Borrower or any Subsidiary shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $25,000,000 (or its equivalent in any other currency) that is not stayed on appeal or otherwise being appropriately contested in good faith; provided, that any such judgment or order shall not give rise to an Event of Default under this clause (j) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the Borrower or such Subsidiary and a financially responsible insurer covering full payment of such unsatisfied amount and (B) such insurer has acknowledged coverage of the amount of such judgment or order;
(k)  the Unfunded Liabilities of all Plans shall exceed in the aggregate $25,000,000, or any Reportable Event shall occur in connection with any Plan or any Withdrawal Liability in excess of $25,000,000 shall be incurred with respect to any Multiemployer Plan or the Borrower or any member of the Controlled Group has received any notice concerning the imposition of

Withdrawal Liability in excess of $25,000,000 or a determination that a Multiemployer Plan with respect to which the potential Withdrawal Liability of the Borrower or any member of the Controlled Group would exceed $25,000,000 is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA;
(l)  a Change in Control shall have occurred; or
(m)  any Loan Document shall cease at any time to be valid, enforceable or in full force and effect, or the Borrower or any Subsidiary shall so assert in writing;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

THE AGENT

In order to expedite the transactions contemplated by this Agreement, Citibank is hereby appointed to act as Agent on behalf of the Lenders.  Each of the Lenders hereby irrevocably authorizes the Agent to take such actions on behalf of such Lender and to exercise such powers as are specifically delegated to the Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority; (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrower of any Event of Default of which the Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by the Agent.

Neither the Agent nor any of its directors, officers, employees or agents shall be liable for any action taken or omitted by any of them except for its or his own gross negligence or wilful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants or agreements contained in any Loan Document.  The Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Document, instrument or agreement.  The Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders.  The Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons.  Neither the Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Borrower of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith.  The Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, after consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank.  Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder.  After the Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

With respect to the Loans made by it hereunder, the Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Agent, and the Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent.

Each Lender agrees (i) to reimburse the Agent, on demand, in the amount of its pro rata share (based on its Commitment hereunder or, if the Total Commitment shall be terminated, the percentage it holds of the aggregate outstanding principal amount of the Loans and participations in Swingline Loans) of any expenses incurred for the benefit of the Lenders by the Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrower and (ii) to indemnify and hold harmless the Agent and any of its directors, officers, employees, agents or advisors, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as the Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower; provided that no Lender shall be liable to the Agent or any of its directors, officers, employees, agents or advisors for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Agent or any of its directors, officers, employees, agents or advisors.

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents, any related agreement or any document furnished hereunder or thereunder.

Each Lender hereby acknowledges that the Syndication Agent has no duties or responsibilities hereunder other than in its capacity as a Lender.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.  Notices.  Except as otherwise specifically provided for in this Agreement (including, without limitation, in Sections 5.04 and 9.17), notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by facsimile transmission or other telegraphic communications equipment of the sending party, as follows:

(a)  if to the Borrower, to it at 151 Detroit Street, Denver, CO 80206 Attention of Senior Vice President and Treasurer (Telecopy No. (303) 316-5651) with a copy to General Counsel (Telecopy No. (303) 316-5728);
(b)  if to the Agent or the Swingline Lender, to it at Citibank, N.A., Two Penns Way, Suite 200, New Castle, DE 19720, Attention of Gregory Victor (Telecopy No. (212) 994-0961); and
(c)  if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile or other telegraphic communications equipment of the sender, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section; provided, that, unless otherwise specifically provided in Article II, all notices given under Article II shall be delivered by hand or overnight courier service or sent by facsimile.

SECTION 9.02.  Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.

SECTION 9.03.  Effectiveness; Binding Effect.  (a)  Subject to Section 4.02, this Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have received copies hereof which, when taken together, bear the signatures of all the Lenders, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior consent of all the Lenders.  Delivery of an executed signature page of any Loan Document by facsimile transmission or electronic transmission (PDF) shall be effective as delivery of a manually executed counterpart thereof.

(b)  The parties hereto intend, by executing and delivering this Agreement, to amend and restate the Existing Credit Agreement in the form hereof.  If, for any reason, this Agreement shall not be effective to amend and restate the Existing Credit Agreement or any provision thereof, then this Agreement shall be given effect as a new credit agreement among the parties hereto, each of which agrees, for itself and its permitted successors and assigns, to be bound by the terms and provisions set forth herein.

SECTION 9.04.  Successors and Assigns.  (a)  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)  Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Standby Loans at the time owing to it); provided, however, that (i) each such assignment shall be to an Eligible Assignee, (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement, (iii) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $10,000,000 (or, if less, the remaining amount of such Lender’s Loans and Commitments) and shall be an integral multiple of $1,000,000, (iv) the parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance and the Lenders party to such Assignment and Acceptance shall pay to the Agent a processing and recordation fee of $3,500 (except that no recordation fee shall be required if the assignee is an Affiliate of the assignor) and (v) the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.  Upon acceptance and recording pursuant to paragraph (e) of this Section, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall continue to be entitled to the benefits of Sections 2.15, 2.17, 2.21 and 9.05, as well as to any Fees accrued for its account hereunder and not yet paid)).  Notwithstanding the foregoing, any Lender assigning its rights and obligations under this

Agreement may retain any Competitive Loans made by it outstanding at such time, and in such case shall retain its rights hereunder in respect of any Loans so retained until such Loans have been repaid in full in accordance with this Agreement.

(c)  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Standby Loans and Competitive Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee and is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)  The Agent shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)  Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee and, if applicable, the Swingline Lender, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Borrower and the Agent to such assignment, the Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders.

(f)  Each Lender may without the consent of the Borrower, the Swingline Lender or the Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.15, 2.17 and 2.21 to the same extent as if they were Lenders, provided that the participating banks or other entities shall not be entitled to receive any more than the selling Lender would have received had it not sold the participation and (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans or changing or extending the Commitments).

(g)  Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such proposed assignee or participant shall execute a confidentiality agreement in the form of Exhibit E hereto.

(h)  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to Section 2.01, provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof, (iii) such Granting Lender’s other obligations under this Agreement shall remain unchanged, (iv) such

Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (v) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the related Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section or in Section 9.16, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (ii) disclose on a confidential basis, to the extent such disclosure would be permitted under Section 9.16 if such SPC were a Lender, any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

(i)  Any Lender may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank; provided that no such assignment shall release a Lender from any of its obligations hereunder.  In order to facilitate such an assignment to a Federal Reserve Bank, the Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made by the assigning Lender hereunder.

(j)  The Borrower shall not assign or delegate any of its rights or duties hereunder.

SECTION 9.05.  Expenses; Indemnity.  (a)  The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates in connection with the arrangement and syndication of the credit facility established hereby, the preparation of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated and except for such costs and expenses incurred after the termination of this Agreement), or incurred by the Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement, the other Loan Documents or the Loans made hereunder, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for the Agent or any Lender (it being agreed that, except in connection with any such enforcement or protection, the Borrower shall be responsible for the fees, charges and disbursements of only one counsel unless, in the judgment of the Agent, additional counsel shall be required as a result of any conflict of interests).  The Borrower further agrees that it shall indemnify the Lenders from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any of the other Loan Documents.

(b)  The Borrower agrees to indemnify the Agent, each Lender and each of their respective directors, officers, employees, agents and advisors (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all claims, liabilities and expenses (including, without limitation, reasonable counsel fees, charges and disbursements of one counsel selected by the Agent for all the Indemnitees, such local counsel as the Agent may in good faith deem advisable and, in the event a conflict of interest makes it inadvisable for a single counsel to represent all the Indemnitees, such additional counsel as may be required by reason of such conflict), incurred by or asserted against any Indemnitee arising out of or in connection with (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such claim (whether brought by a Lender or any other person), damage, liability or expense is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or wilful misconduct of such Indemnitee or (y) the material breach of such Indemnitee’s obligations under this Agreement or any other Loan Document or any agreement or instrument contemplated thereby.  Each of the parties hereto also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Agreement, any of the transactions contemplated herein or the actual or proposed use of proceeds of the Loans.

(c)  The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agent or any Lender.  All amounts due under this Section shall be payable on written demand therefor.

SECTION 9.06.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the

Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07.  Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08.  Waivers; Amendment.  (a)  No failure or delay of the Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (ii) change or extend the Commitment or decrease or extend the date for payment of the Facility Fees or Utilization Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the provisions of Section 2.18, the provisions of this Section or the definition of “Required Lenders” without the prior written consent of each Lender or (iv) release Janus Capital Management LLC from the LLC Guarantee, or limit its liability in respect of the LLC Guarantee, in any case without the prior written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent or the Swingline Lender hereunder without the prior written consent of the Agent or the Swingline Lender, as the case may be.  Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Agent if (A) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement; provided that the Borrower may prevent any such amendment from becoming effective by a notice delivered to the Agent at any time prior to such effectiveness, in which case the Commitments of the non-consenting Lenders will not terminate and their Loans will not be required to be repaid.  Each Lender shall be bound by any waiver, amendment or modification authorized by this Section and any consent by any Lender pursuant to this Section shall bind any person subsequently acquiring a Loan from it.

SECTION 9.09.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable on the Loans made by such Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

SECTION 9.10.  Entire Agreement.  This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11.  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Loan Documents.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section.

SECTION 9.12.  Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.03.

SECTION 9.14.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15.  Jurisdiction; Consent to Service of Process.  (a)  Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any other party or its properties in the courts of any jurisdiction.

(b)  Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16.  Confidentiality; Material Non-Public Information.
(a)  Each Lender agrees to keep confidential and not to disclose (and to cause its officers, directors, employees, agents, Affiliates and representatives to keep confidential and not to disclose) all Information (as defined below), except that such Lender shall be permitted to disclose Information (i) to such of its officers, directors, employees, advisors, agents, Affiliates and representatives as need to know such Information in connection with the servicing and protection of its interests in respect of its Loans and Commitments, the Loan Documents and the Transactions; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process or requested by any

Governmental Authority having or claiming to have jurisdiction over such Lender; (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach by such Lender of this Agreement, (B) is generated by such Lender or becomes available to such Lender on a nonconfidential basis from a source other than the Borrower or its Affiliates or the Agent, or (C) was available to such Lender on a nonconfidential basis prior to its disclosure to such Lender by the Borrower or its Affiliates or the Agent; (iv) as provided in Section 9.04(g); or (v) to the extent the Borrower shall have consented to such disclosure in writing.  As used in this Section, “Information” shall mean the Confidential Memorandum and any other confidential materials, documents and information relating to the Borrower that the Borrower or any of its Affiliates may have furnished or made available or may hereafter furnish or make available to the Agent or any Lender in connection with this Agreement.

(b)  Each Lender acknowledges that Information furnished to it pursuant to this Agreement may include material non–public information concerning the Borrower and its Affiliates or the Borrower’s securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

(c)  All information, including requests for waivers and amendments, furnished by any Borrower or the Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates or the Borrower’s securities.  Accordingly, each Lender represents to the Borrower and the Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

(d)  Each Transferee shall be deemed, by accepting any assignment or participation hereunder, to have agreed to be bound by this Section.

SECTION 9.17.  Electronic Communications.  (a)  The Borrower hereby agrees that, unless otherwise requested by the Agent, it will provide to the Agent all information, documents and other materials that it is obligated to furnish to the Agent pursuant to Section 5.04(a), (b), (e) and (f) the “Communications”) by transmitting the Communications in an electronic/soft medium (provided such Communications contain any required signatures) in a format reasonably acceptable to the Agent to oploanswebadmin@citigroup.com (or such other e-mail address as shall be designated by the Agent from time to time); provided, that any delay or failure to comply with the requirements of this Section 9.17(a) shall not constitute a Default or an Event of Default hereunder.

(b)  Each party hereto agrees that the Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or another relevant website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent) (the

“Platform”).  Nothing in this Section shall prejudice the right of the Agent to make the Communications available to the Lenders in any other manner specified in the Loan Documents.

(c)  Each Lender agrees that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in the next paragraph) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees (i) to notify the Agent in writing (including by electronic communication) from time to time to ensure that the Agent has on record an effective e-mail address for such Lender to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(d)  Each party hereto agrees that any electronic communication referred to in this Section shall be deemed delivered upon the posting of a record of such communication (properly addressed to such party at the e-mail address provided to the Agent) as “sent” in the e-mail system of the sending party or, in the case of any such communication to the Agent or any Lender, upon the posting of a record of such communication as “received” in the e-mail system of the Agent or any Lender; provided that if such communication is not so received by the Agent or a Lender during the normal business hours of the Agent or applicable Lender, such communication shall be deemed delivered at the opening of business on the next Business Day for the Agent or applicable Lender.

(e)  Each party hereto acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Communications and the Platform are provided “as is” and “as available,” (iii) none of the Agent, its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, the “Citigroup Parties”) warrants the adequacy of the Platform or the accuracy or completeness of the Communications or the Platform, and each Citigroup Party expressly disclaims liability for errors or omissions in any Communications or the Platform, and (iv) no warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Citigroup Party in connection with any Communications or the Platform.

SECTION 9.18.  Patriot Act.  Each Lender that is subject to Section 326 of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 9.19.  No Fiduciary Relationship.  The Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the Transactions and any communications in connection therewith, the Borrower, its Subsidiaries and their Affiliates, on the one hand, and the Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agent, any Lender or any of their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

IN WITNESS WHEREOF, the Borrower, the Agent and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JANUS CAPITAL GROUP INC.,

by
/s/ Gregory A. Frost
Name:	Gregory A. Frost
Title:	Senior Vice President and Chief
Financial Officer

CITIBANK, N.A., individually and as Administrative Agent and as Swingline Lender,

by
/s/ Mathew Nicholas
Name:	Mathew Nicholas
Title:	Managing Director

JPMORGAN CHASE BANK, N.A., individually and as Syndication Agent,

by
/s/ James R. Coffman
Name:	James R. Coffman
Title:	Executive Director
JPMorgan Chase Bank, N.A.

Lender Signature Page to

the Amended and Restated  Five-Year Competitive Advance

and Revolving Credit Facility Agreement of Janus Group Inc.

Name of Institution:

BANK OF AMERICA, N.A.

by
/s/ Hichem Kerma
Name: Hichem Kerma
Title: Assistant Vice President

For any Institution requiring a second signature line:

STATE STREET BANK AND TRUST COMPANY

by
/s/ Karen A. Gallagher
	Name:	Karen A. Gallagher
	Title:	Vice President

Lender Signature Page to

the Amended and Restated  Five-Year Competitive Advance

and Revolving Credit Facility Agreement of Janus Group Inc.

Name of Institution:

Wells Fargo Bank N.A.

by
/s/ Gary B. Lutz
Name:	Gary B. Lutz
Title:	Executive Vice President

For any Institution requiring a second signature line:

by

Name:
Title:

Lender Signature Page to

the Amended and Restated  Five-Year Competitive Advance

and Revolving Credit Facility Agreement of Janus Group Inc.

Name of Institution:

UBS Loan Finance LLC

by
/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director
Banking Products
Services, US

For any Institution requiring a second signature line:

STATE STREET BANK AND TRUST COMPANY

by
/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director
Banking Products
Services, US

Lender Signature Page to

the Amended and Restated  Five-Year Competitive Advance

and Revolving Credit Facility Agreement of Janus Group Inc.

Name of Institution:

MERRILL LYNCH BANK USA

by
/s/ David Millett
Name:	DAVID MILLETT
Title:	VICE PRESIDENT

For any Institution requiring a second signature line:

by

Name:
Title:

Lender Signature Page to

the Amended and Restated  Five-Year Competitive Advance

and Revolving Credit Facility Agreement of Janus Group Inc.

Name of Institution:

Credit Suisse, Cayman Island Branch

by
/s/ Jay Chall
Name:	Jay Chall
Title:	Director

For any Institution requiring a second signature line:

by

/s/ Alain Schmid
Name:	Alain Schmid
Title:	Assistant Vice President

Lender Signature Page to

the Amended and Restated  Five-Year Competitive Advance

and Revolving Credit Facility Agreement of Janus Group Inc.

Name of Institution:

HSBC Bank (USA), N.A.

by
/s/ Scott H. Buitekant
Name:	Scott H. Buitekant
Title:	Managing Director

Schedule 2.01

Commitments

Lender	Commitment
Citibank, N.A.	$62,500,000
JPMorgan Chase Bank, N.A.	$62,500,000
Bank of America, N.A.	$40,000,000
State Street Bank and Trust Company	$40,000,000
Wells Fargo Bank, N.A.	$40,000,000
UBS Loan Finance LLC	$35,000,000
Merrill Lynch Bank USA	$25,000,000
Credit Suisse, Cayman Island Branch	$22,500,000
HSBC Bank (USA), N.A.	$22,500,000

Total:	$350,000,000

Schedule 3.07

Subsidiaries

Company	State of Incorporation	Owner(s)	% Owned
Janus Capital Group Inc.	Delaware	publicly held	100.0%
Bay Isle Financial LLC	Delaware	Berger Financial Group LLC	100.0%
Berger Financial Group LLC	Nevada	Janus Capital Management LLC	100.0%
Capital Group Partners, Inc.	New York	Janus Capital Group Inc.	100.0%
Enhanced Investment Technologies, LLC	Delaware	Berger Financial Group LLC	86.5%
Janus Capital Asia Limited	Hong Kong	Janus International Holding LLC	100.0%
Janus Capital International Limited	England/Wales	Janus International Holding LLC	100.0%
Janus Capital Management LLC	Delaware	Janus Capital Group Inc.	95.0%
		Janus Management Holdings Corp.	5.0%
Janus Capital Singapore Pte Limited	Singapore	Janus International Holding LLC	100.0%
Janus Capital Trust Manager Limited	Irish/Dublin	Janus International Holding LLC	100.0%
Janus Distributors LLC	Delaware	Janus Capital Management LLC	100.0%
Janus Holdings Corporation	Nevada	Janus Capital Group Inc.	100.0%

Janus International Holding LLC	Nevada	Janus Holdings Corporation	100	% -A
		Janus Capital Management LLC	100	% - B

Janus Management Holdings Corporation	Delaware	Janus Capital Group Inc.	100.0%
Janus Services LLC	Delaware	Janus Capital Management LLC	100.0%
The Janus Foundation	Colorado	N/A	N/A
Perkins, Wolf, McDonnell and Company, LLC	Delaware	Mac-Per-Wolf Corp (not affiliated w/Janus)	70.00%
		Janus Capital Management LLC	30.00%

NON STRATEGIC SUBSIDIARIES (POTENTIALLY LIQUIDATED/DISSOLVED)
PVI, Inc.	Missouri	Janus Capital Group Inc.	100.0%
SERA, Inc.	Missouri	Central Biomedia, Inc.	100.0%
Z-Guard, Inc.	Missouri	PVI, Inc.	100.0%
Animal Resources Inc.	Missouri	PVI, Inc.	49.0%
Central Biomedia, Inc.	Missouri	Animal Resources, Inc.	45.0%
Immunomatrix, Inc.	Missouri	SERA, Inc.	100.0%

Schedule 3.08

Litigation

MDL Market Timing Litigation - Maryland Federal.

The five market timing complaints filed against Janus before the MDL panel included: (1) claims by a putative class of fund investors; (ii) “derivative” claims by fund investors ostensibly on behalf of the funds; (iii) claims by participants in the JCG 401(k) plan; (iv) claims by a putative class of JCG equity shareholders; and (v) “derivative” claims by JCG shareholders against the Board of Directors.  Omnibus motions to dismiss in the fund class action and fund derivative cases and a motion to dismiss in the Janus parent investor class action were filed on February 25, 2005.

On August 25, 2005, the U.S. District Court entered orders dismissing most of the claims asserted against the Company and its affiliates by fund investors (actions (i) and (ii) described above).  In the fund investor class action, the court dismissed all claims except one claim under Section 10(b) of the Securities Exchange Act of 1934 and one claim under (Section 36(b) of the Investment Company Act of 1940.  The state-law claims were dismissed with leave to amend; all other claims were dismissed without leave to amend.  In the fund derivative action, the court dismissed all claims except one claim under Section 36(b) of the Investment Company Act of 1940.  The court dismissed the shareholders’ action against the Board of Directors (action (v) above), and the time to appeal the matter has expired. The court also dismissed the action on behalf of the equity shareholders (action (iv) above), but in June 2006 the plaintiffs in that action filed an amended complaint which asserts similar claims to the initial complaint.  A Motion to Dismiss the amended complaint was also granted. The time to appeal this dismissal has not expired.

Further, the plaintiffs counsel in the 401(k) plan case (action (iii) above) voluntarily dismissed the matter due to lack of standing.  However on September 30, 2005, the plaintiffs counsel refiled using a new named plaintiff (Wangberger v. Janus Capital Group Inc., Advisory Committee, Steven Scheid, Paul Balser and Andrew Cox) asserting similar claims as the initial complaint.  The court dismissed the action in August 2006, and the plaintiff appealed the dismissal to the U.S. Court of Appeals for the Fourth Circuit with respect to Janus Capital Group Inc. and the Advisory Committee.

The Auditor of the State of West Virginia, in his capacity as securities commissioner, initiated administrative proceedings against many of the defendants in the market timing cases (including Janus) and seeks disgorgement and other monetary relief based on similar market timing allegations. Janus and other similarly situated defendants continue to challenge the statutory authority of the Auditor to bring such an action. No further proceedings are currently scheduled in this matter.

In addition to the federal market timing actions described above, a similar action was filed against Janus Capital and the Janus Overseas Fund in state court in Madison County, Illinois.  Janus Capital and the Janus Overseas Fund removed that case to federal court, but after a series of appeals it was remanded to state court.  After another attempt to remove the case to federal court, the federal court again remanded the matter to state court, where it is currently pending on a motion to dismiss.

IPO Antitrust Litigation - Southern District of NY.

In 2001, a Janus subsidiary was named as a defendant in a class action suit filed in the U.S. District Court for the Southern District of New York. The suit alleges that certain underwriting firms and institutional investors violated antitrust laws in connection with initial public offerings. The U.S. District Court dismissed the plaintiff’s antitrust claims in November 2003. In September 2005, the U.S. Court of Appeals for the Second Circuit vacated the U.S. District Court’s decision to dismiss the claims and remanded the case for further proceedings. In March 2006, the defendants, including the Janus subsidiary, filed a Petition for a Writ of Certiorari with the U.S. Supreme Court to review the U.S. Court of Appeal’s decision. The Petition for a Writ of Certiorari was granted by the U.S. Supreme Court in December 2006 and argument on the matter was heard on March 27, 2007. The parties are now awaiting a decision from the U.S. Supreme Court.

Advisory Fee Litigation-Colorado Federal

Janus Capital Management LLC (“JCM”) was a defendant in a consolidated lawsuit challenging the investment advisory fees charged by JCM to certain funds managed by JCM.  In April 2007, the parties jointly filed a Stipulation Regarding Dismissal of Claims With Prejudice. The Colorado District Court approved the  dismissal in May 2007.

2

Schedule 3.15

Dividend Restrictions

None

Schedule 6.01

Existing Indebtedness

$445.0 million of Janus Capital Group Inc. (“JCG”) debt held by Capital Group Partners, Inc., a wholly-owned subsidiary of JCG.

Schedule 6.02

Liens

None

Schedule 6.03

Sale-Leaseback Transactions

None

EXHIBIT A-1

FORM OF COMPETITIVE BID REQUEST

Citibank, N.A., as Agent
for the Lenders referred to below

Two Penns Way, Suite 200

New Castle, DE 19720

Attention:  [              ]

[Date]

Re:                               Five-Year Credit Agreement Referred to Below

Dear Sirs:

The undersigned, Janus Capital Group Inc. (the “Borrower”), refers to the amended and restated Five-Year Competitive Advance and Revolving Credit Facility Agreement dated as of June 1, 2007 (as it may hereafter be amended, modified, extended or restated from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, Citibank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., as Syndication Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.  The Borrower hereby gives you notice pursuant to Section 2.03(a) of the Credit Agreement that it requests a Competitive Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Competitive Borrowing is requested to be made:

(A) Date of Competitive Borrowing
(which is a Business Day)

(B) Principal Amount of
Competitive Borrowing[1]

(C) Interest rate basis[2]

(D) Interest Period and the last
day thereof[3]

1 Not less than $10,000,000 (and in integral multiples $1,000,000) or greater than the Total Commitment then available.

2 Eurodollar Loan or Fixed Rate Loan.

3 Which shall be subject to the definition of “Interest Period” and end not later than the Maturity Date.

Upon acceptance of any or all of the Loans offered by the banks in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Section 4.01(b) and (c) of the Credit Agreement have been satisfied.

Very truly yours,

JANUS CAPITAL GROUP INC.,

By
Name:
Title: [Responsible Officer]

EXHIBIT A-2

FORM OF NOTICE OF COMPETITIVE BID REQUEST

[Name of Bank]

[Address]

Attention:

[Date]

Re:                               Five-Year Credit Agreement Referred to Below

Dear Sirs:

Reference is made to the amended and restated Five-Year Competitive Advance and Revolving Credit Facility Agreement dated as of June 1, 2007 (as it may hereafter be amended, modified, extended or restated from time to time, the “Credit Agreement”), among Janus Capital Group Inc., the Lenders from time to time party thereto, Citibank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., as Syndication Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.  Janus Capital Group Inc. made a Competitive Bid Request on            , 20  , pursuant to Section 2.03(a) of the Credit Agreement, and in that connection you are invited to submit a Competitive Bid by [Date]/[Time].1 Your Competitive Bid must comply with Section 2.03(b) of the Credit Agreement and the terms set forth below on which the Competitive Bid Request was made:

(A) Date of Competitive Borrowing

(B) Principal amount of
Competitive Borrowing

(C) Interest rate basis

(D) Interest Period and the last
day thereof

1 The Competitive Bid must be received by the Agent (i) in the case of Eurodollar Loans, not later than 11:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, and (ii) in the case of Fixed Rate Loans, not later than 11:30 a.m., New York City time, on the Business Day of a proposed Competitive Borrowing.

Very truly yours,

CITIBANK, N.A., as Agent,

by

Name:
Title:

EXHIBIT A-3

FORM OF COMPETITIVE BID

Citibank, N.A., as Agent
for the Lenders referred to below

Two Penns Way, Suite 200

New Castle, DE 19720

Attention:  [                          ]

[Date]

Re:                               Five-Year Credit Agreement Referred to Below

Dear Sirs:

The undersigned, [Name of Bank], refers to the amended and restated Five-Year Competitive Advance and Revolving Credit Facility Agreement dated as of June 1, 2007 (as it may hereafter be amended, modified, extended or restated from time to time, the “Credit Agreement”), among Janus Capital Group Inc. (the “Borrower”), the Lenders from time to time party thereto, Citibank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., as Syndication Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.  The undersigned hereby makes a Competitive Bid pursuant to Section 2.03(b) of the Credit Agreement, in response to the Competitive Bid Request made by the Borrower on         , 20  , and in that connection sets forth below the terms on which such Competitive Bid is made:

(A) Principal Amount[1]

(B) Competitive Bid Rate[2]

(C) Interest Period and last
day thereof

1 Not less than $10,000,000 or greater than the requested Competitive Borrowing and in integral multiples of $1,000,000.  Multiple bids will be accepted by the Agent.

2 LIBO Rate + or -%, in the case of Eurodollar Loans or %, in the case of Fixed Rate Loans.

The undersigned hereby confirms that it is prepared, subject to the conditions set forth in the Credit Agreement, to extend credit to the Borrower upon acceptance by the Borrower of this bid in accordance with Section 2.03(d) of the Credit Agreement.

Very truly yours,

[NAME OF BANK],

by

Name:
Title:

EXHIBIT A-4

FORM OF COMPETITIVE BID ACCEPT/REJECT LETTER

[Date]

Citibank, N.A., as Agent
for the Lenders referred to below

Two Penns Way, Suite 200

New Castle, DE 19720

Attention:  [                             ]

Re:                               Five-Year Credit Agreement Referred to Below

Dear Sirs:

The undersigned, Janus Capital Group Inc. (the “Borrower”), refers to the amended and restated Five-Year Competitive Advance and Revolving Credit Facility Agreement dated as of June 1, 2007 (as it may hereafter be amended, modified, extended or restated from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, Citibank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., as Syndication Agent.

In accordance with Section 2.03(c) of the Credit Agreement, we have received a summary of bids in connection with our Competitive Bid Request dated ___________ and in accordance with Section 2.03(d) of the Credit Agreement, we hereby accept the following bids for maturity on [date]:

Principal Amount	Fixed Rate/Margin	Lender

$	[%]/[+/-.%]
$

We hereby reject the following bids:

Principal Amount	Fixed Rate/Margin	Lender

$	[%]/[+/-. %]
$

The $             should be deposited in Citibank, N.A. account number [           ] on [date].

Very truly yours,

JANUS CAPITAL GROUP INC.,

by

Name:
Title:

EXHIBIT A-5

FORM OF STANDBY BORROWING REQUEST

Citibank, N.A., as Agent
for the Lenders referred to below

Two Penns Way, Suite 200

New Castle, DE 19720

Attention:  [               ]

[Date]

Re:                               Five-Year Credit Agreement Referred to Below

Dear Sirs:

The undersigned, Janus Capital Group Inc. (the “Borrower”), refers to the amended and restated Five-Year Competitive Advance and Revolving Credit Facility Agreement dated as of June 1, 2007 (as it may hereafter be amended, modified, extended or restated from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and Citibank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., as Syndication Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.  The Borrower hereby gives you notice pursuant to Section 2.04 of the Credit Agreement that it requests a Standby Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Standby Borrowing is requested to be made:

(A) Date of Standby Borrowing
(which is a Business Day)

(B) Principal Amount of
Standby Borrowing[1]

(C) Interest rate basis[2]

(D) Interest Period and the last
day thereof[3]

1 In the case of a Eurodollar Loan, not less than $5,000,000 (and in integral multiples of $1,000,000) or greater than the Total Commitment then available.  In the case of an ABR Loan, not less than $1,000,000 (and in intergral multiples of $1,000,000) or greater than the Total Commitment than available.

2 Eurodollar Loan or ABR Loan.

3 Which shall be subject to the definition of “Interest Period” and end not later than the Maturity Date.

Upon acceptance of any or all of the Loans made by the Lenders in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Section 4.01(b) and (c) of the Credit Agreement have been satisfied.

Very truly yours,

JANUS CAPITAL GROUP INC.,

by

Name:
Title: [Responsible Officer]

EXHIBIT B

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

Reference is made to the amended and restated Five-Year Competitive Advance and Revolving Credit Facility Agreement dated as of June 1, 2007 (the “Credit Agreement”), among Janus Capital Group Inc., a Delaware corporation, the lenders from time to time party thereto (the “Lenders”), Citibank, N.A., as Administrative Agent for the Lenders (in such capacity, the “Agent”) and JPMorgan Chase Bank, N.A., as Syndication Agent.  Terms defined in the Credit Agreement are used herein with the same meanings.

1.  The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth on the reverse hereof, the interests set forth on the reverse hereof (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the reverse hereof in the Commitment of the Assignor on the Effective Date and the Competitive Loans and Standby Loans and Swingline Loans owing to the Assignor which are outstanding on the Effective Date.  Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 9.04(c) of the Credit Agreement, a copy of which has been received by each such party.  From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

2.  This Assignment and Acceptance is being delivered to the Agent together with (i) if the Assignee is organized under the laws of a jurisdiction outside the United States, the forms specified in Section 2.21(f) of the Credit Agreement, duly completed and executed by such Assignee, (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire, and (iii) a processing and recordation fee of $3,500.

3.  This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment
(may not be fewer than 5 Business
Days after the Date of Assignment):

Facility	Principal Amount assigned (and identifying information as to individual Competitive Loans)	Percentage Assigned of Facility/Commitment (set forth, to at least 8 decimals, as a percentage of the Facility and the aggregate Commitments of all Lenders thereunder)

Commitment	$	%
Assigned:

Standby Loans:

Competitive Loans:

Swingline Loans:

The terms set forth above and on the reverse side hereof are hereby agreed to:
Accepted *

, as Assignor	CITIBANK, N.A., as Agent

By:	By:
Name:	Name:
Title:	Title:

, as Assignee

By:	JANUS CAPITAL GROUP INC., as
Name:	Borrower
Title:
By:
Name:
Title:

CITIBANK, N.A., as Swingline Lender

By:
Name:
Title:

*  To be completed only if consents are required under Section 9.04(b).

EXHIBIT C-1

Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

June 1, 2007

Citibank, N.A.,

    as Agent as referred to below
   and the Addressees identified
   on Schedule I hereto

Re:  Janus Capital Group Inc.

Ladies and Gentlemen:

We have acted as special counsel to Janus Capital Group Inc., a Delaware corporation (the “Borrower”) and the subsidiary of the Borrower identified on Schedule II hereto (the “Guarantor,” and together with the Borrower, the “Loan Parties”), in connection with the preparation, execution and delivery of the Five-Year Competitive Advance and Revolving Credit Facility Agreement (the “Credit Agreement”), dated as of October 19, 2005, as amended and restated as of the date hereof, among the Borrower, each Lender from time to time party thereto, JPMorgan Chase Bank, N.A., as the syndication agent, and Citibank N.A., as Administrative Agent (in such capacity, the “Agent”) and swingline lender, and certain other agreements, instruments and documents related to the Credit Agreement.  This opinion is being delivered pursuant to Section 4.02(b) of the Credit Agreement.

In our examination we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of the Loan Parties and their officers and other representatives and of public officials, including the facts and conclusions set forth therein.

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

(a)   the Credit Agreement;

(b)   the LLC Guarantee dated as of the date hereof (the “LLC Guarantee”), between the Guarantor and the Agent, as Agent for the Lenders (as defined in the Credit Agreement);

(c)   the certificate of Scott S. Grace, Vice President and Treasurer of the Borrower (the “Corporate Officer”), dated the date hereof, a copy of which is attached as Exhibit A hereto (the “Opinion Certificate”);

1

(d)   a copy of the Certificate of Incorporation of the Borrower and the Certificate of Formation of the Guarantor, certified by the Secretary of State of the State of Delaware, dated as of May 24, 2007, and certified by the Corporate Officer and Gregory A. Frost, Senior Vice President and Chief Financial Officer of the Borrower (“Another Officer”) as of the date hereof;

(e)   a copy of the By-laws of the Borrower and the Limited Liability Company Agreement of the Guarantor, certified by the Corporate Officer and Another Officer as of the date hereof;

(f)   a copy of certain resolutions of the Board of Directors or Managing Member, as applicable, of each Loan Party, certified by the Corporate Officer and Another Officer as of the date hereof;

(g)   certificates, dated as of May 24, 2007 and facsimile bringdowns thereof, dated as of the date hereof, from the Secretary of State of the State of Delaware as to each Loan Party’s existence and good standing in the State of Delaware; and

(h)   such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

We express no opinion as to the laws of any jurisdiction other than (i) the Applicable Laws of the State of New York, (ii) the Applicable Laws of the United States of America (including, without limitation, Regulations U and X of the Federal Reserve Board), (iii) the General Corporation Law of the State of Delaware (the “DGCL”), and (iv) the Delaware Limited Liability Company Act (the “DLLCA”).

Capitalized terms used herein and not otherwise defined herein shall have the same meanings herein as ascribed thereto in the Credit Agreement.   The documents identified in clauses (a) – (b) shall hereinafter be referred to collectively as the “Transaction Agreements.”  “Applicable Laws” shall mean those laws, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Agreements, without our having made any special investigation as to the applicability of any specific law, rule or regulation, and which are not the subject of a specific opinion herein referring expressly to a particular law or laws.  “Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority pursuant to the Applicable Laws of the State of New York or the United States of America.  “Applicable Orders” means those orders or decrees of governmental authorities identified on Schedule I to the Opinion Certificate.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.  The Borrower is validly existing and in good standing under the DGCL.  The Guarantor is validly existing and in good standing under the DLLCA.

2

2.   The Borrower has the corporate power and authority to execute, deliver and perform all of its obligations under each of the Transaction Agreements to which it is a party under the DGCL.  The execution and delivery of each of the Transaction Agreements to which it is a party and the consummation by the Borrower of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of the Borrower under the DGCL.  Each of the Transaction Agreements has been duly executed and delivered by the Borrower under the DGCL.

3.   The Guarantor has the limited liability company power and authority to execute, deliver and perform all of its obligations under the LLC Guarantee under the DLLCA.  The execution and delivery of the LLC Guarantee and the consummation by the Guarantor of the transactions contemplated thereby have been duly authorized by all requisite limited liability company action on the part of the Guarantor under the DLLCA.  The LLC Guarantee has been duly executed and delivered by the Guarantor under the DLLCA.

4.   Each of the Transaction Agreements constitutes the valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms under the Applicable Laws of the State of New York.

5.   The execution and delivery by each Loan Party of each of the Transaction Agreements to which it is a party and the performance by each such Loan Party of its obligations thereunder, each in accordance with its terms, do not conflict with the Certificate of Incorporation or Certificate of Formation, as applicable or By-laws or Limited Liability Company Agreement, as applicable of such Loan Party.

6.   Neither the execution, delivery or performance by any Loan Party of the Transaction Agreements to which it is a party nor the compliance by any Loan Party with the terms and provisions thereof will contravene any provision of any Applicable Law of the State of New York or any Applicable Law of the United States of America.

7.   No Governmental Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize, or is required in connection with, the execution or delivery of any of the Transaction Agreements by any Loan Party that is a party thereto or the enforceability of any of such Transaction Agreements against any such Loan Party, except those Governmental Approvals set forth in Schedule II to the Opinion Certificate.

8.   Neither the execution, delivery or performance by any Loan Party of its obligations under the Transaction Agreements to which it is a party nor compliance by any such Loan Party with the terms thereof will contravene any Applicable Order to which such Loan Party is subject.

Our opinions are subject to the following assumptions and qualifications:

(a)   enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

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(b)   we have assumed that each of the Transaction Agreements constitutes the valid and binding obligation of each party to such Transaction Agreement (other than the Loan Parties to the extent expressly set forth herein) enforceable against such other party in accordance with its terms;

(c)   we express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party (other than the Loan Parties to the extent expressly set forth herein) to the Transaction Agreements with any state, federal or other laws or regulations applicable to it or (ii) the legal or regulatory status or the nature of the business of any party (other than the Loan Parties to the extent expressly set forth herein);

(d)   we express no opinion as to the enforceability of any rights to contribution or indemnification provided for in the Transaction Agreements which are violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation);

(e)   we express no opinion as to the applicability or effect of any fraudulent transfer or similar law on the Transaction Agreements or any transactions contemplated thereby;

(f)   we express no opinion on the enforceability of any provision in a Transaction Agreement purporting to prohibit, restrict or condition the assignment of rights under such Transaction Agreement to the extent such restriction on assignability is governed by the Uniform Commercial Code;

(g)   in the case of the LLC Guarantee, certain of the provisions, including waivers, with respect to the LLC Guarantee are or may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of such LLC Guarantee, taken as a whole;

(h)   we express no opinion as to the enforceability of any section of any Transaction Agreement to the extent it purports to waive any objection a person may have that a suit, action or proceeding has been brought in an inconvenient forum or a forum lacking subject matter jurisdiction;

(i)   we have assumed that all conditions precedent contained in Article IV of the Credit Agreement, which conditions require the delivery of documents, evidence or other items satisfactory in form, scope and/or substance to the Agent or the Lenders or the satisfaction of which is otherwise in the discretion or control of the Agent or the Lenders have been, or contemporaneously with the delivery hereof will be, fully satisfied;

(j)   to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions of the Transaction Agreements, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2001) and N.Y. CPLR 327(b) (McKinney 2001) and is subject to the qualifications that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of

4

the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought;

(k)   we call to your attention that the choice of New York law on the basis of Section 5-1401 of the New York General Obligation Law is only relevant insofar as litigation is brought to enforce the Transaction Agreements in the courts of the State of New York, and we have assumed that there is a basis for jurisdiction in such courts;

(l)   we have assumed that the Three-Year Competitive Advance and Revolving Credit Facility Agreement, dated as of October 19, 2005, by and among the Borrower, each Lender from time to time party thereto, and Citibank, N.A., as Administrative Agent (as amended, supplemented or otherwise modified prior to the amendment and restatement and the delivery of this opinion to you, the “Original Agreement”) continues to constitute the valid and binding obligation of each party thereto enforceable against each such party in accordance with its terms immediately prior to the amendment and restatement thereof and our delivery of this opinion to you; and

(m)   we express no opinion with respect to any provision of the Credit Agreement to the extent it authorizes or permits any purchaser of a participation interest to set-off or apply any deposit, property or indebtedness or the effect thereof on the opinions contained herein.

In rendering the foregoing opinions, we have assumed, with your consent, that:

(a)  the execution, delivery and performance of any of its obligations under the Transaction Agreements does not and will not conflict with, contravene, violate or constitute a default under (i) any lease, indenture, instrument or other agreement to which any Loan Party or its property is subject, (ii) any rule, law or regulation to which any Loan Party is subject (other than Applicable Laws of the State of New York and Applicable Laws of the United States of America as to which we express our opinion in paragraph 6 herein) or (iii) any judicial or administrative order or decree of any governmental authority (other than Applicable Orders as to which we express our opinion in paragraph 8 herein); and

(b)   no authorization, consent or other approval of, notice to or filing with any court, governmental authority or regulatory body (other than Governmental Approvals as to which we express our opinion in paragraph 7 herein) is required to authorize or is required in connection with the execution, delivery or performance by any Loan Party of any Transaction Agreement to which it is a party or the transactions contemplated thereby.

We understand that you are separately receiving an opinion, with respect to certain of the foregoing assumptions from Curt R. Foust, Esq., Assistant General Counsel of the Borrower (the “Corporate Counsel Opinion”), and we are advised that such opinion contain qualifications.  Our opinions herein stated are based on the assumptions specified above and we express no opinion as to the effect on the opinions herein stated of the qualifications contained in the Corporate Counsel Opinion.

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This opinion is being furnished only to you in connection with the Transaction Agreements and is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person or entity for any purpose without our prior written consent.

Very truly yours,
Skadden, Arps, Slate, Meagher & Flom LLP

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Schedule I

Other Addressees

1.             Citibank, N.A., as the administrative agent and swingline lender.

2.             JPMorgan Chase Bank, N.A., as the syndication agent.

3.             Bank of America, N.A.

4.             Credit Suisse, Cayman Islands Branch

5.             HSBC Bank USA, N.A.

6.             State Street Bank and Trust Company

7.             UBS Loan Finance LLC

8.             Wells Fargo Bank, National Association

9.             Merrill Lynch Bank USA

7

Schedule II

Guarantor

Janus Capital Management LLC

8

Exhibit A to Opinion of
Special Counsel to Borrower

Officer’s Certificate

June 1, 2007

I, Scott S. Grace, am the duly elected, qualified and acting Vice President and Treasurer of Janus Capital Group Inc., a Delaware corporation (the “Borrower”).  I understand that pursuant to Section 4.02(b) of the Credit Agreement, dated as of June 1, 2007 (the “Agreement”),  Skadden, Arps, Slate, Meagher & Flom LLP (“SASM&F”) is rendering an opinion (the “Opinion”) to Citibank, N.A. and certain Lenders identified therein with respect to the Transaction Agreements (as defined in the Opinion).  Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms as set forth in the Opinion.  I further understand that SASM&F is relying on this officer’s certificate and the statements made herein in rendering such Opinion.

With regard to the foregoing, on behalf of the Borrower, I hereby certify that:

1.             I am familiar with the business of the Borrower and its subsidiaries, and due inquiry has been made of all persons deemed necessary or appropriate to verify or confirm the statements contained herein.

2.             SASM&F may rely on the respective representations and warranties that the Borrower and each subsidiary of the Borrower has made in the Credit Agreement, each of the other Transaction Agreements (as defined in the Opinion) and each of the certificates delivered pursuant thereto.  I have made a careful review of each of such representations and warranties and hereby confirm, to the best of my knowledge and belief, that such representations and warranties are true, correct and complete on and as of the date of this certificate.

3.             Set forth on Schedule I hereto is a complete and accurate list of those orders and decrees of any governmental authority of the State of Delaware, the State of New York or the United States of America by which any Loan Party is bound that are material to the business or financial condition of the Borrower and the other Loan Parties, taken as a whole, or that are relevant to the transactions contemplated by the Transaction Agreements.

4.             Set forth on Schedule II hereto is a complete and accurate list of those Governmental Approvals applicable to any of the Loan Parties that are material to the business or financial condition of the Borrower and the other Loan Parties, taken as a whole, or that are relevant to the transactions contemplated by the Transaction Agreements.

5.             Less than twenty-five percent (25%) of the assets of the Borrower and its subsidiaries on a consolidated basis consist of Margin Stock.

6.             The Borrower is primarily engaged directly, or indirectly through Majority-Owned Subsidiaries, in the business of investment management; and the Borrower (i) is

1

not and does not hold itself out as being engaged primarily, nor does it propose to engage primarily, in the business of investing, reinvesting or trading in Securities, (ii) has not and is not engaged in, and does not propose to engage in, the business of issuing Face-Amount Certificates of the Installment Type and has no such certificate outstanding and (iii) does not own or propose to acquire Investment Securities having a Value exceeding forty percent (40%) of the Value of the total assets of the Borrower (exclusive of Government Securities and cash items) on an unconsolidated basis.

7.             As used in paragraph 5 of this certificate, the following term shall have the following meaning:

“Margin Stock” means: (i) any equity security registered or having unlisted trading privileges on a national securities exchange; (ii) any OTC security designated as qualified for trading in the National Market System under a designation plan approved by the Securities and Exchange Commission; (iii) any debt security convertible into a margin stock or carrying a warrant or right to subscribe to or purchase a margin stock; (iv) any warrant or right to subscribe to or purchase a margin stock; or (v) any security issued by an investment company registered under Section 8 of the Investment Company Act of 1940.

8.             As used in paragraphs 6 and 8 of this certificate, the following terms shall have the following meanings:

“Exempt Fund” means a company that is excluded from treatment as an investment company solely by section 3(c)(1) or 3(c)(7) of the Investment Company Act of 1940 (applicable to certain privately offered investment funds).

“Face-Amount Certificate of the Installment Type” means any certificate, investment contract, or other Security that represents an obligation on the part of its issuer to pay a stated or determinable sum or sums at a fixed or determinable date or dates more than 24 months after the date of issuance, in consideration of the payment of periodic installments of a stated or determinable amount.

“Government Securities” means all Securities issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing.

“Investment Securities” includes all Securities except (A) Government Securities, (B) Securities issued by companies the only shareholders in which are employees and former employees of a company and its subsidiaries, members of the families of such persons and the company and its subsidiaries and (C) Securities issued by Majority-Owned Subsidiaries of the  Borrower which are not engaged and do not propose to be engaged in activities within the scope of clause (i), (ii) or (iii) of paragraph 6 of this Certificate or which are exempted or excepted from treatment as an investment company by statute, rule or governmental order (other than Exempt Funds).

“Majority-Owned Subsidiary” of a person means a company fifty percent (50%) or more of the outstanding Voting Securities of which are owned by such person, or by a

2

company which, within the meaning of this paragraph, is a Majority-Owned Subsidiary of such person.

“Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

“Value” means (i) with respect to Securities owned at the end of the last preceding fiscal quarter for which market quotations are readily available, the market value at the end of such quarter; (ii) with respect to other Securities and assets owned at the end of the last preceding fiscal quarter, fair value at the end of such quarter, as determined in good faith by or under the direction of the board of directors; and (iii) with respect to securities and other assets acquired after the end of the last preceding fiscal quarter, the cost thereof.

“Voting Security” means any security presently entitling the owner or holder thereof to vote for the election of directors of a company (or its equivalent, e.g., general partner or manager of a limited liability company).

[Signature Page Follows]

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IN WITNESS WHEREOF, I have executed this certificate as of the date first written above.

JANUS CAPITAL GROUP INC.

By:	/s/ Scott S. Grace
Scott S. Grace
Vice President and Treasurer

4

Schedule I

Applicable Orders

1)              None

5

Schedule II

Governmental Approvals

1)              None

6

EXHIBIT C-2

Form of Opinion of Assistant General Counsel of the Borrower

June 1, 2007

Addressees listed on Schedule A

Re:                               Five-Year Competitive Advance and
Revolving Credit Facility Agreement

Ladies and Gentlemen:

The undersigned serves as Assistant General Counsel to Janus Capital Group Inc., a Delaware corporation (the “Company”), and has represented the Company in that capacity in connection with the Five-Year Competitive Advance and Revolving Credit Facility Agreement, dated as of October 19, 2005, as amended and restated as of June 1, 2007, (the “Credit Agreement”), among the Company, JPMorgan Chase Bank, N.A., as Syndication Agent, Citibank USA, Inc., individually as Swingline Lender and as Administrative Agent and the Lenders from time to time party thereto.  This opinion letter is being furnished to you pursuant to the requirements set forth in Section 4.02(b) of the Credit Agreement in connection with the closing thereunder on the date hereof.  Capitalized terms used herein which are defined in the Credit Agreement shall have the meanings set forth in the Credit Agreement, unless otherwise defined herein.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.                                       An executed copy of the Credit Agreement and the LLC Guarantee (together with the Credit Agreement, the “Transaction Documents”).

2.                                       The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on May 24, 2007, and as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

3.                                       The Restated and Amended Bylaws of the Company as of March 6, 2006, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.                                       A certificate of good standing of the Company issued by the Secretary of State of the State of Delaware dated May 24, 2007.

Addressees listed on Schedule A

June 1, 2007

5.                                       Certain resolutions of the Board of Directors of the Company adopted on May 1, 2007, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the Transaction Documents and arrangements in connection therewith.

In my examination of the Transaction Documents and the other Documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic originals of all of the Documents submitted to us as copies (including telecopies).  As to matters of fact relevant to the opinions expressed herein, I have relied on the representations and statements of fact made in the Documents.  I have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, I have assumed that (i) each of the parties to the Transaction Documents (other than the Company) has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Transaction Documents to which it is a party and each of such parties has complied with all legal requirements pertaining to their status as such status relates to their rights to enforce the Transaction Documents to which it is a party against the Company, (ii) each of such parties (other than the Company) has duly authorized, executed and delivered the Transaction Documents, (iii) each of such parties is validly existing and in good standing in all necessary jurisdictions, (iv) the Transaction Documents constitute the valid and binding obligation of each of the parties thereto (other than the Company), enforceable against each of such parties in accordance with their respective terms, (v) there has been no mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Transaction Documents, and the conduct of each of the parties to the Transaction Documents has complied with any requirements of good faith, fair dealing and conscionability and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Transaction Documents.  I have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter unless a reported decision of a federal court or a court in the applicable jurisdiction has established its unconstitutionality or invalidity.

For purposes of the opinions expressed in paragraphs (a) and (b) below, I have made the following further assumptions:  (i) that all orders, judgments, decrees, agreements and contracts would be enforced as written; (ii) that the Company will not in the future take any discretionary action (including a decision not to act) permitted under the Transaction Documents

Addressees listed on Schedule A

June 1, 2007

that would result in a violation of law or constitute a breach or default under any order, judgment, decree, agreement or contract; (iii) that the Company will obtain all permits and governmental approvals required in the future, and take all actions required, relevant to subsequent consummation of the transactions contemplated under the Transaction Documents or performance of the Transaction Documents; and (iv) that all parties to the Transaction Documents will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Transaction Documents.

This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect:  (i) the Investment Company Act of 1940, as amended, (ii) Colorado law (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of Colorado), and (iii) federal securities and tax laws and regulations; except that I express no opinion as to antitrust, unfair competition or banking laws or regulations and I express no opinion as to any other laws, statutes, rules or regulations not specifically identified above in clauses (i), (ii), and (iii); it being understood that, with respect to clauses (ii) and (iii) above, the opinions expressed herein are based upon a review of those laws, statutes and regulations that, in my experience, are generally recognized as applicable to the transactions contemplated in the Transaction Documents.

Based upon, subject to and limited by the foregoing, I am of the opinion that:

(a)           The execution, delivery and performance by the Company of the Transaction Documents do not (i) require any approval of the shareholders of the Company or any Subsidiary, (ii) violate the Amended and Restated Certificate of Incorporation or Bylaws of the Company or any Subsidiary, (iii) violate any provision of any federal statute or regulation covered by this opinion letter or any Colorado state statute or regulation covered by this opinion letter, (iv) violate any court or administrative order, judgment or decree that names the Company or any Subsidiary, (v) breach or constitute a default under any agreement or contract to which the Company or any Subsidiary is a party, or (vi) result in or require the creation or imposition of any Lien pursuant to the provisions of any agreement or contract to which the Company or any Subsidiary is a party.

(b)           No approval or consent of, or registration or filing with, any governmental agency is required to be obtained or made by the Company or any Subsidiary in connection with the execution, delivery and performance by the Company of the Transaction Documents.

(c)           Except as disclosed in Schedule 3.08, the Company’s Form 10-K for the fiscal year ended December 31, 2006 and in the Company’s Form 10-Q for the quarterly period ending March 31, 2007, respectively, filed with the Securities and Exchange Commission, there are no actions, suits or proceedings pending or overtly threatened in writing against the Company or any Subsidiary, or in which the Company or any Subsidiary is a party, before any court or

Addressees listed on Schedule A

June 1, 2007

governmental department, commission, board, bureau, agency or instrumentality that, if adversely determined, would materially adversely affect the business or financial condition of the Company or any Subsidiary or the ability of the Company to perform its obligations under the Transaction Documents.

(d)           Neither the Company nor any Subsidiary is (i) an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, the opinions expressed above are also subject to the effect of:  (i) bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.  This opinion letter has been prepared solely for your use in connection with the closing under the Transaction Documents on the date hereof, and should not be quoted in whole or in part or otherwise be referred to, nor be filed with or furnished to any governmental agency or other person or entity, without my prior written consent.

Very truly yours,

Curt R. Foust
Assistant General Counsel
Janus Capital Group Inc.

Schedule A

Citibank, N.A.

JPMorgan Chase Bank, N.A.

Bank of America, N.A.

Credit Suisse, Cayman Islands Branch

HSBC Bank USA, N.A.

State Street Bank and Trust Company

UBS Loan Finance LLC

Wells Fargo Bank, National Association

Merrill Lynch Bank USA

EXHIBIT D

[FORM OF]

COMPLIANCE CERTIFICATE

To:	The Lenders party to the
Credit Agreement described below

care of

Citibank, N.A., as Agent
for the Lenders referred to below
Two Penns Way, Suite 200
New Castle, DE 19720
Attention: [ ]

This Compliance Certificate is furnished pursuant to the amended and restated Five-Year Competitive Advance and Revolving Credit Facility Agreement dated as of June 1, 2007 (the “Agreement”), among Janus Capital Group Inc., (the “Borrower”), the Lenders from time to time party thereto, Citibank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., as Syndication Agent.  Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings assigned to them in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.  I am the duly elected chief financial officer of the Borrower;

2.  I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and the Subsidiaries during the accounting period covered by the attached financial statements;

3.  The form attached hereto sets forth financial data and computations evidencing the Borrower’s and the Subsidiaries’ compliance with certain covenants of the Agreement, including Section 6.07, all of which data and computations are true, complete and correct; and

4.  The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below:

[Describe the exceptions by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event]

The foregoing certifications, together with the computations required by the Agreement attached hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this             day of                               , 20      .

Name:
Title:

EXHIBIT E

[Letterhead of Prospective Assignee or Participant]

[FORM OF]

CONFIDENTIALITY AGREEMENT

[Date]

Citibank, N.A., as Agent
for the Lenders referred to below

Two Penns Way, Suite 200

New Castle, DE 19720

Attention:  [                            ]

Janus Capital Group Inc.
Confidentiality Agreement

Dear Sirs:

In connection with our possible acquisition of an interest in the credit facility (the “Facility”) established by the amended and restated Five-Year Competitive Advance and Revolving Credit Facility Agreement dated as of June 1, 2007 (the “Agreement”), among the Borrower as defined therein, the lenders from time to time party thereto (the “Lenders”), Citibank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., as Syndication Agent, you, the Borrower or any Lender may furnish us with confidential documents, materials and information (the “Information”) relating to the Borrower.  Unless otherwise defined herein, the terms used in this agreement have the meanings assigned to them in the Agreement.

We agree to keep confidential and not to disclose (and to cause our officers, directors, employees, agents, Affiliates and representatives to keep confidential and not to disclose) and, at the request of you or the Borrower, promptly to return or destroy, the Information and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that we shall be permitted to disclose Information (i) to such of our officers, directors, employees, advisors, agents, Affiliates and representatives as need to know such Information in connection with such acquisition; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any Governmental Authority having jurisdiction over us; (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach by us of this letter, (B) is generated by us or becomes available to us on a nonconfidential basis from a source other than you, the

Borrower or its Affiliates or any Lender or (C) was available to us on a nonconfidential basis prior to its disclosure to us by you, the Borrower or its Affiliates or any Lender; or (iv) to the extent the Borrower shall have consented in writing to such disclosure.

Notwithstanding anything to the contrary contained above, we shall be entitled to retain all Information to use for the administration of our interests and the protection of our rights under the Agreement.

The Borrower shall be a third party beneficiary of this Confidentiality Agreement.

Very truly yours,

[Name of potential participant/assignee]

by

Name:
Title:

EXHIBIT F

GUARANTEE AGREEMENT dated as of June 1, 2007 (this “Agreement”), between JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (the “Guarantor”), and CITIBANK, N.A., as Agent for the Lenders (as such terms are defined in the Credit Agreement referred to below).

Reference is made to the amended and restated Five-Year Competitive Advance and Revolving Credit Facility Agreement dated as of June 1, 2007, as amended, restated, supplemented or otherwise modified from time to time (the “Credit Agreement”), among Janus Capital Group Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, the Agent, and JPMorgan Chase Bank, N.A., as Syndication Agent.  Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

The Lenders have agreed to extend credit to the Borrower on the terms and subject to the conditions set forth in the Credit Agreement.  The Guarantor will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders to continue to extend such credit.

Accordingly, the parties hereto agree as follows:

SECTION 1.  Guarantee. The Guarantor unconditionally guarantees, as a primary obligor and not merely as a surety, the due and punctual payment and performance of all of the Obligations from time to time outstanding under the Credit Agreement.  The Guarantor further agrees that the due and punctual payment of the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Obligation of the Borrower pursuant to the Credit Agreement.

SECTION 2.  Obligations Not Waived.  To the fullest extent permitted by applicable law, the Guarantor waives presentment to, demand of payment from and protest to the Borrower or to any other guarantor of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.  To the fullest extent permitted by applicable law, the obligations of the Guarantor hereunder shall not be affected by (a) the failure of the Agent or any Lender to assert any claim or demand or to enforce or exercise any right or remedy against the Borrower or any other guarantor under the provisions of the Credit Agreement, any other Loan Document or otherwise, (b) any extension or renewal of any of the Obligations, (c) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of any other Loan Document or any other guarantee, (d) the failure or delay of any Lender to exercise any right or remedy against any other guarantor of the Obligations, (e) the failure of any Lender to assert any claim or demand or to enforce any remedy under any Loan Document or any other agreement or instrument, (f) any default, failure or delay, wilful or otherwise, in the performance of the Obligations; or (g) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity.

SECTION 3.  Guarantee of Payment.  The Guarantor further agrees that its guarantee constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Agent or any Lender to any balance of any deposit account or credit on the books of the Agent or any Lender in favor of the Borrower, any other guarantor or any other Person.

SECTION 4.  No Discharge or Diminishment of Guarantee.  The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment, recoupment or termination for any reason (other than the payment in full in cash of all of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise.

SECTION 5.  Agreement to Pay; Subordination.  In furtherance of the foregoing and not in limitation of any other right that the Agent or any Lender has at law or in equity against the Guarantor by virtue hereof, upon the failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Agent or such Lender as designated thereby in cash the amount of such unpaid Obligation.  Upon payment by the Guarantor of any sums as provided above, all rights of the Guarantor against the Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations (it being understood that, after the discharge of all the Obligations, such rights may be exercised by the Guarantor notwithstanding that the Borrower may remain contingently liable for indemnity or other Obligations).  If any amount shall erroneously be paid to the Guarantor on account of such subrogation such amount shall be held in trust for the benefit of the Lenders and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or any other Loan Document.

SECTION 6.  Information.  The Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that the Guarantor assumes and incurs hereunder, and agrees that none of the Agent and the Lenders will have any duty to advise the Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 7.  Representations and Warranties.  The Guarantor represents and warrants as to itself that:

(a)  The Guarantor is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted where the failure to so qualify would have a Material Adverse Effect.

(b)  The Guarantor has the full power and authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder (collectively, the “Transactions”).  The Transactions have been duly authorized by proper corporate proceedings, and this Agreement constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

(c)  None of the Transactions will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Guarantor or the Guarantor’s certificate of formation or limited liability company agreement or the provisions of any indenture, instrument or agreement to which the Guarantor is a party or is subject, or by which it, or its property, is bound, or conflict therewith or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the property of the Guarantor pursuant to the terms of any such indenture, instrument or agreement.  No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of this Agreement.

(d)  The Guarantor has, to its best knowledge and belief, complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of its businesses or the ownership of its properties, except to the extent that the failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.  The Guarantor has complied in all material respects with all Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control or to employee health or safety.  The Guarantor has not received notice of any material failure so to comply which could reasonably be expected to result in a Material Adverse Effect.  The Guarantor’s facilities do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances, toxic pollutants or substances similarly denominated, as those terms or similar terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law relating to environmental pollution or employee health and safety, in violation in any material respect of any law or any regulations promulgated pursuant thereto.  The Guarantor is aware of no events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that could reasonably be expected to result in liability on the part of the Guarantor which could reasonably be expected to result in a Material Adverse Effect.

(e)  Except for any Disclosed Matter, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of its officers, threatened against or affecting the Guarantor that (i) is required to be disclosed in any filing with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or (ii) could reasonably be expected to have a Material Adverse Effect.

SECTION 8.  Termination.  The obligations of the Guarantor hereunder (a) shall, subject to clause (b) below, terminate when all the Obligations have been paid in full and the Lenders have no further commitment to lend under the Credit Agreement and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Agent or any Lender upon the bankruptcy or reorganization of the Borrower or otherwise.

SECTION 9.  Binding Agreement; Assignments.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantor that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns.  This Agreement shall become effective when a counterpart hereof executed on behalf of the Guarantor shall have been delivered to the Agent and a counterpart hereof shall have been executed on behalf of the Agent, and thereafter shall be binding upon the Guarantor and the Agent and their respective successors and assigns, and shall inure to the benefit of the Guarantor, the Agent and the Lenders, and their respective successors and assigns, except that the Guarantor shall not have the right to assign its rights or obligations hereunder or any interest herein and any such attempted assignment shall be void.

SECTION 10.  Waivers; Amendment.  (a)  No failure or delay of the Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agent or any Lender hereunder or under the Credit Agreement or any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in similar or other circumstances.

(b)  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Guarantor and the Agent (with the prior written consent of the Lenders if required under the Credit Agreement).

SECTION 11.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 12.  Notices.  All communications and notices hereunder shall be in writing and given as provided in Section 9.01 of the Credit Agreement.  All communications and notices hereunder to the Guarantor shall be given to it in care of the Borrower.

SECTION 13.  Survival of Agreement; Severability.  (a)  All covenants, agreements, representations and warranties made by the Guarantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Agent and the Lenders and shall survive the making by the Lenders of the Loans regardless of any investigation made by any of them or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other fee or amount payable under this Agreement or any other Loan Document is outstanding and unpaid and as long as the Commitments have not been terminated.

(b)  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 14.  Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided herein.  Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 15.  Rules of Interpretation.  The rules of interpretation specified in Section 1.02 of the Credit Agreement shall be applicable to this Agreement.

SECTION 16.  Jurisdiction; Consent to Service of Process.  (a)  Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement against any other party or its properties in the courts of any jurisdiction.

(b)  Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 17.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 18.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each of the Agent and the Lenders is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Person to or for the credit or the account of the Guarantor against any or all the obligations of the Guarantor now or hereafter existing under this Agreement held by such Person, irrespective of whether or not such Person shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Person under this Section are in addition to other rights and remedies (including other rights of setoff) which such Person may have.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

JANUS CAPITAL MANAGEMENT LLC,

By:	JANUS CAPITAL GROUP INC., as
managing member,

Name:
Title:

By:	CITIBANK, N.A., as Agent,

Name:
Title:

EXHIBIT G

Form of Administrative Questionnaire

Confidential Information Memorandum	MAY 2007

ADMINISTRATIVE QUESTIONNAIRE

BORROWER: Janus Capital Group

Agent Address:	2 Penns Way Suite 100 New Castle, DE 19720	Return form to: Telephone: Facsimile: E-mail:	Gregory Victor 302-894-6037 212-994-0961 oploanswebadmin@citigroup.com

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

Signing Credit Agreement	☐ Yes	☐ No
Coming in via Assignment	☐ Yes	☐ No

Type of Lender:
(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other-please specify)

Lender Parent:

Domestic Address	Eurodollar Address

1

Confidential Information Memorandum	MAY 2007

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc

	Primary Credit Contact	Secondary Credit Contact
Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

	Primary Operations Contact	Primary Disclosure Contact
Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

	Bid Contact	L/C Contact
Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

2

Confidential Information Memorandum	MAY 2007

Lender’s Domestic Wire Instructions

Bank Name:
ABA/Routing No.:
Account Name:
Account No.:
FFC Account Name:
FFC Account No.:
Attention:
Reference:

Lender’s Foreign Wire Instructions

Currency:
Bank Name:
Swift/Routing No.:
Account Name:
Account No.:
FFC Account Name:
FFC Account No.:
Attention:
Reference:

Agent’s Wire Instructions

Bank Name:	Citibank N.A.
ABA/Routing No.:	021000089
Account Name:	Agency/Medium Term Finance
Account No.:	36852248
Reference::	Janus Capital Group

3

Confidential Information Memorandum	MAY 2007

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

II. Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

4

EXHIBIT H

[FORM OF]

ACCESSION AGREEMENT

ACCESSION AGREEMENT dated as of [             ] (this “Agreement”), among [NAME OF INCREASING LENDER] (the “Increasing Lender”), JANUS CAPITAL GROUP INC. (the “Borrower”) and Citibank, N.A., as administrative agent (the “Agent”).

A.  Reference is hereby made to the amended and restated Five-Year Competitive Advance and Revolving Credit Facility Agreement dated as of June 1, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, the Agent and JPMorgan Chase Bank, N.A., as Syndication Agent.

B.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

C.  Pursuant to Section 2.12(d) of the Credit Agreement, the Borrower has invited the Increasing Lender, and the Increasing Lender desires, to become a party to the Credit Agreement and to assume the obligations of a Lender thereunder.  The Increasing Lender is entering into this Agreement in accordance with the provisions of the Credit Agreement in order to become a Lender thereunder.

Accordingly, the Increasing Lender, the Borrower and the Agent agree as follows:

SECTION 1.  Accession to the Credit Agreement. (a) The Increasing Lender, as of the Effective Date (as defined below), hereby accedes to the Credit Agreement and shall thereafter have the rights and obligations of a Lender thereunder with the same force and effect as if originally named therein as a Lender.

(b) The Commitment of the Increasing Lender shall equal the amount set forth opposite its signature hereto.

(c) The amount of the Increasing Lender’s Commitment hereby supplements Schedule 2.01 to the Credit Agreement.

SECTION 2.  Representations and Warranties, Agreements of Increasing Lender, etc.  The Increasing Lender (a) represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to become a Lender under the Credit Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement independently and without reliance on the Agent or any other Lender; (c) confirms that it will independently and without reliance on the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) agrees that it will perform, in accordance with the terms of the Credit Agreement, all the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (e) authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Credit Agreement, together with such actions and powers as are reasonably incidental thereto.

SECTION 3.  Effectiveness.  This Agreement shall become effective as of [               ] (the “Effective Date”), subject to the Agent’s receipt of (i) counterparts of this Agreement duly executed on behalf of the Increasing Lender and the Borrower, (ii) the documents required to be delivered by the Borrower under the penultimate sentence of Section 2.12(d) of the Credit Agreement and (iii) an Administrative Questionnaire duly completed by the Increasing Lender.

SECTION 4.  Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 5.  Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.  Severability.  In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Credit Agreement shall not in any way be affected or impaired.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  Notices.  All communications and notices hereunder shall be in writing and given as provided in Section 9.01 of the Credit Agreement.  All communications and notices hereunder to the Increasing Lender shall be given to it at the address set forth in its Administrative Questionnaire.

SECTION 8.  Jurisdiction; Consent to Service of Process.  (a) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement against any other party or its properties in the courts of any jurisdiction.

(b) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9,  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN WITNESS WHEREOF, the Increasing Lender, the Borrower and the Agent have duly executed this Agreement as of the day and year first abovbe written.

Commitment	[INCREASING LENDER],
$[ ]
by

Name:
Title:

JANUS CAPITAL GROUP INC.,

by

Name:
Title:

CITIBANK, N.A., as Agent,

by

Name:
Title:

EXHIBIT I

[FORM OF]

MATURITY DATE EXTENSION REQUEST

[Date]

Dear Sirs:

Reference is made to the amended and restated Five-Year Credit Agreement dated as of June 1, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Janus Capital Group Inc., the Lenders from time to time party thereto, Citibank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., as Syndication Agent.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.  In accordance with Section 2.13 of the Credit Agreement, the undersigned hereby requests an extension of the Maturity Date from June [   ], [   ] to June [    ], [     ].

Very truly yours,

JANUS CAPTIAL GROUP INC.,

by

Name:
Title: